SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12.

BOYD GAMING CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box, if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Notice of Annual Meeting of Stockholders

To be held on May 16, 2013

To the Stockholders of Boyd Gaming Corporation:

You are invited to attend our 2013 Annual Meeting of Stockholders (“Annual Meeting”), which will be held at Gold Coast Hotel and Casino, 4000 W. Flamingo Road, Las Vegas, Nevada 89103 on May 16, 2013 at 11:00 a.m., local time, for the following purposes:

1.	To elect twelve members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement which is attached to and made part of this notice.

Our board of directors has fixed the close of business on March 28, 2013 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of this proxy statement and our 2012 Annual Report to Stockholders. The Internet Availability Notice contains instructions on how to access those documents over the Internet. The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2012 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. All stockholders who have previously requested to receive a paper copy of the proxy materials by mail will receive a paper copy of the proxy materials rather than the Internet Availability Notice. We believe that this process will reduce the costs of printing and distributing our proxy materials and also provides other benefits.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, we urge you to vote as promptly as possible by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable, in order to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By Order of the Board of Directors

William S. Boyd
Executive Chairman of the Board of Directors

Las Vegas, Nevada

April 3, 2013

Proxy Statement	1
Introduction	1
Questions and Answers	2
Ownership of Certain Beneficial Owners and Management	6
Corporate Governance	9
Director Independence	9
Selection of Directors	10
Board Leadership and Presiding Director	12
Stockholder Communication with Directors	12
Board Committees	12
Risk Management	13
Risk Considerations in Our Compensation Programs	14
Compensation and Stock Option Committee Interlocks and Insider Participation	15
Executive Officer and Director Compensation	16
Compensation Discussion and Analysis	16
Summary Compensation Table	31
Grants of Plan-Based Awards Table	33
Outstanding Equity Awards At Fiscal Year-End Table	34
Option Exercises and Stock Vested Table	36
Non-Qualified Deferred Compensation Table	36
Potential Payments upon Termination or Change in Control	37
Director Compensation Table	39
Director Emeritus	40
Board Committee Reports	41
Compensation and Stock Option Committee Report	41
Report of the Audit Committee	41
Proposals Requiring Your Vote	42
Proposal 1—Election of Directors	42
Director Nominees	43
Meetings of the Board of Directors	45
Proposal 2—Ratification of Independent Registered Public Accounting Firm	46
Audit and Non-Audit Fees	46
Audit Committee Pre-Approval of Audit and Non-Audit Services	46
Equity Compensation Plan Information	47
Section 16(a) Beneficial Ownership Reporting Compliance; Transactions with Related Persons; Policies and Procedures Regarding Transactions with Related Persons	48
Section 16(a) Beneficial Ownership Reporting Compliance	48
Transactions with Related Persons	48
Policies and Procedures Regarding Transactions with Related Persons	49
Stockholder Proposals; Other Matters	50
Stockholder Proposals	50
Other Matters	50

i

BOYD GAMING CORPORATION

3883 Howard Hughes Parkway, Ninth Floor

Las Vegas, Nevada 89169

PROXY STATEMENT

INTRODUCTION

Our board of directors is soliciting proxies for our 2013 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In this proxy statement:

•	“we,” “us” and the “Company” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and

•

“Annual Meeting” means our 2013 Annual Meeting of Stockholders to be held on May 16, 2013 at 11:00 a.m., local time, at Gold Coast Hotel and Casino, 4000 W. Flamingo Road, Las Vegas, Nevada 89103 and any adjournment or postponement thereof.

A copy of our 2012 Annual Report to Stockholders, this proxy statement and accompanying proxy card are being made available or otherwise distributed beginning on or about April 3, 2013. Our executive offices are located at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials by providing access to such documents on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to our stockholders. Only stockholders who have requested to receive paper copies of the documents accessible on the Internet will receive paper copies of our proxy materials, including this proxy statement, our 2012 Annual Report to Stockholders and a form of proxy card or voting instruction card, as applicable. Stockholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or to request that a printed set of the proxy materials be sent to them, by following the instructions in the Internet Availability Notice.

The Internet Availability Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special website to access our proxy materials. Your election to receive proxy materials by e-mail or printed form by mail will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the proxy materials you need in a timelier manner and will save us the cost of printing and mailing documents to you.

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

You are invited to attend the Annual Meeting to consider and vote on the following proposals:

1.	To elect twelve members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 28, 2013 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 86,876,977 shares of our common stock outstanding. Those shares represented by properly submitted proxies that are not duly revoked will be voted at the Annual Meeting.

How do I vote?

You may vote by ballot in person at the Annual Meeting. Alternatively, if your shares are registered directly in your name, you may submit a proxy and vote by using any of the following methods:

•

By Internet—You may use the Internet to vote at anytime until noon (Central Daylight Time) on May 15, 2013 by going to www.eproxy.com/byd. When voting by Internet, please have the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple instructions contained on the website to obtain your records and create an electronic ballot.

•

By Telephone—If you have requested to receive a printed proxy card, you may use any touch-tone telephone to vote at anytime until noon (Central Daylight Time) on May 15, 2013 by calling 1-800-560-1965. When voting by telephone, please have the last four digits of your Social Security Number or Tax Identification Number available, and follow the simple voice-guided instructions.

•

By Mail—If you have requested to receive a printed proxy card, you may vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. Please mail your completed proxy card to Boyd Gaming Corporation, c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873.

To determine how you may revoke or change your vote submitted by the telephone, Internet and mail methods described above, please refer to the section entitled “Can I change my vote after I submit my proxy?”

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the Internet Availability Notice.

How does the board of directors recommend I vote on the proposals?

The board of directors recommends that you vote:

•	Proposal 1—FOR the election of each of the twelve nominees to our board of directors.

•	Proposal 2—FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

What is the frequency of the Company’s “Say-on-Pay” advisory vote?

At our 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”), we held our first advisory vote on executive compensation of our named executive officers and on the frequency of holding future advisory votes on executive compensation of our named executive officers. At the 2011 Annual Meeting, our stockholders approved the proposal to hold advisory votes on executive compensation for our named executive officers once every three years. Consistent with the preference expressed by our stockholders, our next “say-on-pay” advisory vote is scheduled to occur at our 2014 Annual Meeting of Stockholders.

What if I do not specify how my shares are to be voted?

If you are a stockholder of record who received a paper copy of our proxy materials, and you execute and return your proxy card but you do not provide instruction with respect to any or all proposals to be acted upon at the Annual Meeting, your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement; “FOR” Proposal 2; and as the proxy holders deem advisable on other matters that may properly come before the Annual Meeting.

If you are a beneficial owner of our common stock and you do not provide instructions to your broker on how to vote your shares, your broker may vote your shares in its discretion only on Proposal 2; however, your shares will not be voted on Proposal 1. For a discussion regarding the difference between stockholders of record and beneficial owners, please refer to the section entitled “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

Currently, no matter is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”). However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion on such matters.

Why did I receive an Internet Availability Notice instead of a full set of the proxy materials?

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders who have requested the delivery of traditional paper copies of the proxy materials were sent the materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: David Strow, Director Corporate Communications; via toll-free telephone: 800-695-2455, Attn: David Strow, Director Corporate Communications; or via e-mail: davidstrow@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive an Internet Availability Notice?

We are providing stockholders who have previously requested to receive traditional paper copies of our proxy materials, with paper copies of the proxy materials instead of, or in addition to, an Internet Availability Notice. A stockholder may request to receive proxy materials electronically by e-mail on an ongoing basis or may change a past election regarding the delivery of paper copies, by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, Attn: David Strow, Director Corporate Communications; via toll-free telephone: 800-695-2455, Attn: David Strow, Director Corporate Communications; or via e-mail: davidstrow@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Can I vote my shares by filling out and returning the Internet Availability Notice?

No. The Internet Availability Notice does, however, provide instructions on how to vote your shares.

Do I need an admission ticket to attend the Annual Meeting?

No. However, all stockholders will need to present a valid government-issued photo identification (e.g., a driver’s license or passport) at the door to be admitted to the Annual Meeting. Additionally, if you hold your shares in a stock brokerage account or in the name of a bank or other holder of record and you plan to attend the Annual Meeting, you will also need to obtain and present a copy of your brokerage account statement (which you can obtain from your broker) reflecting your ownership of our common stock as of the close of business on March 28, 2013, the record date for the Annual Meeting.

No cameras, recording equipment or other electronic devices will be permitted at the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In such case, either the Internet Availability Notice or, if you had requested the delivery of paper copies, the Notice of Annual Meeting, this proxy statement and our 2012 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our 2012 Annual Report to Stockholders should have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•

properly submitting a subsequent proxy in one of the manners authorized and described in this proxy statement (such as via the Internet, by telephone or by mail pursuant to the voting procedures described above under the section entitled “How do I vote?”); or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

Your attendance at the Annual Meeting will not have the effect of revoking your properly submitted proxy unless you follow one of the revocation procedures referenced above. Any written notice revoking a proxy should be sent to our Corporate Secretary (Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel) at 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169 and must be received before voting is closed at the Annual Meeting.

If you are a beneficial owner of our common stock, follow the instructions provided by the record holder (i.e., your bank or broker) regarding how to change or revoke your proxy.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote. Under the rules of the New York Stock Exchange (“NYSE”), certain matters submitted to a vote of stockholders are considered by the NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. On those matters which the NYSE determines to be “non-routine,” brokerage firms that have not received instructions from their customers do not have discretion to vote. Consistent with recent changes in the NYSE rules, with respect to the proposals set forth in this proxy statement, only Proposal 2 is a “routine” matter. Proposal 1 is a “non-routine” matter. Neither our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws nor Nevada corporate statutes specifically address the treatment of broker non-votes and abstentions.

How many votes are required to approve the proposals?

Assuming a quorum is present, the required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the twelve director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes and withheld votes are not counted for purposes of the election of directors.

•

Proposal 2—the number of affirmative votes cast in favor of Proposal 2 must exceed the number of votes cast against it for approval of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Broker non-votes and abstentions are not counted for purposes of Proposal 2.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Wells Fargo Shareowner Services. The Inspector of Elections will also determine whether or not a quorum is present.

What is a quorum, and how is it determined?

For business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum at the Annual Meeting. Shares represented at the Annual Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who pays for the cost of this proxy solicitation?

We will bear all costs of this proxy solicitation, which will include the expense of preparing and mailing the Internet Availability Notice and the proxy materials referenced therein for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, via the Internet or e-mail, or by facsimile or mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 1, 2013 by:

•	each person who is a director nominee;

•	each of our executive officers named in the Summary Compensation Table contained herein;

•	all the director nominees and our executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 86,871,977 shares of our common stock outstanding on March 1, 2013. Except as noted below, the mailing address of all persons on the list set forth in the table below is 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169.

Name	Number of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Class
Director Nominees
William S. Boyd	21,077,678(2)	23.78%
Marianne Boyd Johnson	9,238,199(3)	10.56%
William R. Boyd	2,365,787(4)	2.72%
Keith E. Smith	1,503,667(5)	1.71%
Robert L. Boughner	1,258,811(6)	1.43%
Thomas V. Girardi	212,961(7)	*
Frederick J. Schwab	71,549(8)	*
Billy G. McCoy	70,752(9)	*
Peter M. Thomas	75,866(10)	*
Veronica J. Wilson	69,151(11)	*
Christine J. Spadafor	49,585(12)	*
Richard E. Flaherty	24,539(13)	*

Other Named Executive Officers
Paul J. Chakmak	764,327(14)	*
Josh Hirsberg	117,631(15)	*
All directors and executive officers as a group (15 persons)	37,422,481(16)	40.06%

5% or Greater Stockholders
William S. Boyd	21,077,678(2)	23.78%
Marianne Boyd Johnson	9,238,199(3)	10.56%
PAR Capital Management, Inc.	6,415,575(17)	7.39%
One International Place, Suite 2041 Boston, MA 02110

*	Indicates less than 1% of class.
(1)	Except for certain Restricted Stock Units and Career Restricted Stock Units disclosed below, shares of common stock underlying grants of Restricted Stock Units and Performance Shares are excluded from beneficial ownership in this table. Restricted Stock Units are reported as beneficially owned by certain of our executive officers in their Section 16 reports pursuant to applicable provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and positions taken by the SEC. However, to the extent that Restricted Stock Units and Performance Shares do not independently vest or become exercisable within 60 days of March 1, 2013, such Restricted Stock Units and Performance Shares are not included in this table.

(2)

Includes 18,951,462 shares of our common stock held by the William S. Boyd Gaming Properties Trust (“WSBGPT”), of which Mr. Boyd is trustee, settlor and beneficiary; 212,654 shares held by the BG-09 Limited Partnership, of which WSBGPT and the Marianne E. Boyd Gaming Properties Trust are the general partners; and 153,117 shares owned by Mr. Boyd’s spouse. Includes 6,001,827 shares of our common stock held by WSBGPT that are pledged or held in a margin account. Also includes 1,645,845 shares issuable pursuant to options exercisable within 60 days of March 1, 2013; and 114,600 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock. With respect to the 212,654 shares held by BG-09 Limited Partnership, WSBGPT does not hold voting power and WSBGPT shares dispositive power with the Marianne E. Boyd Gaming Properties Trust. Mr. Boyd disclaims beneficial ownership of the shares owned by his spouse.

(3)	Includes 1,830,616 shares of our common stock held by the Marianne E. Boyd Gaming Properties Trust (“MBGPT”), of which Ms. Johnson is trustee, settlor and beneficiary; 36,452 shares held by the Aysia Lynn Boyd Education Trust, of which Ms. Johnson is a trustee; 36,452 shares held by the Taylor Joseph Boyd Education Trust, of which Ms. Johnson is a trustee; 35,162 shares held by the William Samuel Boyd Education Trust, of which Ms. Johnson is a trustee; 36,452 shares held by the Samuel Joseph Boyd, Jr. Education Trust, of which Ms. Johnson is a trustee; 36,452 shares held by the T’Mir Kathleen Boyd Education Trust, of which Ms. Johnson is a trustee; 34,962 shares held by the Josef William Boyd Education Trust, of which Ms. Johnson is a trustee; 21,054 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 91,324 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 130,247 shares held by the William R. Boyd and Myong Boyd Children’s Trust, dated August 1, 1993, of which Ms. Johnson is the trustee; 79,686 shares held by the BG-09 Grantor Retained Annuity Trust #2, of which Ms. Johnson is trustee; 6,013,115 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; and 212,654 shares held by the BG-09 Limited Partnership, of which MBGPT and WSBGPT are general partners. Includes 5,993,410 shares of our common stock held by MBGPT and BG-00 Limited Partnership, of which MBGPT is the general partner, that are pledged or held in a margin account. Also includes 593,847 shares issuable pursuant to options exercisable within 60 days of March 1, 2013; and 23,095 Restricted Stock Units vesting within 60 days of March 1, 2013. With respect to the 212,654 shares held by the BG-09 Limited Partnership, MBGPT holds sole voting power, and MBGPT shares dispositive power with WSBGPT. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Education Trusts, the Johnson Children’s Trust, the William R. Boyd and Myong Boyd Children’s Trust, the above referenced Grantor Retained Annuity Trusts and the above referenced Limited Partnerships, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.

(4)	Includes 2,049,875 shares of our common stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee, settlor and beneficiary; and 37,051 shares held by the Sean William Johnson Education Trust, of which Mr. Boyd is trustee. Also includes 267,191 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2013; and 10,104 Restricted Stock Units vesting within 60 days of March 1, 2013. Mr. Boyd disclaims beneficial ownership of the shares held by the Sean William Johnson Education Trust.

(5)	Includes 325 shares of our common stock owned by Mr. Smith’s wife. Also includes 1,244,730 shares issuable pursuant to options exercisable within 60 days of March 1, 2013; and 46,189 Restricted Stock Units vesting within 60 days of March 1, 2013.

(6)	Includes 205,290 shares of our common stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee. Includes 897,645 shares issuable pursuant to options exercisable within 60 days of March 1, 2013; 121,234 vested Career Restricted Stock Units granted under our Career Shares Program, each representing a contingent right to receive one share of our common stock; and 34,642 Restricted Stock Units vesting within 60 days of March 1, 2013.

(7)	Includes 5,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2013. Includes 59,366 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(8)	Includes 10,183 shares of our common stock held by the Frederick J. and Dorothy M Schwab TR UA 59-1128945, Sun Trust Bank, Atlanta, Georgia, trustee. Includes 2,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2013. Also, includes 59,366 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(9)	Includes 3,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2013. Includes 59,366 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(10)	Includes 3,500 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2013. Includes 59,366 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(11)	Includes 6,000 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2013. Includes 59,366 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(12)	Includes 48,085 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(13)	Includes 15,539 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.

(14)	Includes 52,467 shares of our common stock held by the Paul J. Chakmak and M. Stephanie Chakmak Family Trust, of which Mr. Chakmak is trustee, settlor and beneficiary; 15,000 shares of our common stock held by the Charles Schwab I.R.A. C/F Paul J. Chakmak; and 5,000 shares of our common stock held by the Charles Schwab I.R.A. C/F Mr. Chakmak’s wife. Also includes 668,765 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2013; and 23,095 Restricted Stock Units vesting within 60 days of March 1, 2013.

(15)	Includes 20,500 shares of our common stock owned by Mr. Hirsberg’s wife. Also includes 80,171 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2013.

(16)	Includes 5,751,829 shares of our common stock issuable pursuant to options exercisable within 60 days of March 1, 2013. Also includes 11,995,237 shares of our common stock which are pledged or held in a margin account. Also includes 283,187 vested Career Restricted Stock Units granted under our Career Share Program, each representing a contingent right to receive one share of our common stock; 360,454 restricted stock units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of the holder’s service on the board of directors; and 160,220 Restricted Stock Units vesting within 60 days of March 1, 2013.

(17)	Based solely on information contained in Schedule 13G, filed with the SEC on February 14, 2013 by PAR Investment Partners, L.P., PAR Group, L.P. and PAR Capital Management, Inc. (collectively referred to as “PAR”). PAR has sole dispositive and voting power of 6,415,575 shares.

CORPORATE GOVERNANCE

Director Independence

We are committed to having sound corporate governance principles and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website at www.boydgaming.com. We will also provide a paper copy of this information to stockholders upon written request. Our Code of Business Conduct and Ethics applies to each of our directors, officers and employees.

Our board of directors has determined that each of Richard E. Flaherty, Thomas V. Girardi, Billy G. McCoy, Frederick J. Schwab, Christine J. Spadafor, Peter M. Thomas and Veronica J. Wilson is “independent,” as defined in Section 303A of the NYSE Listed Company Manual and within the meaning of our director independence standards (detailed below).

To be considered “independent,” a director must be determined, by resolution of our board of directors as a whole, after due deliberation, to have no material relationship with the Company other than as a director. In each case, our board of directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	a director who is an employee, or whose immediate family member is an executive officer, of the Company or any of its subsidiaries is not “independent” until three years after the end of such employment relationship;

2.	a director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after he or she ceases to receive more than $120,000 per year in such compensation;

3.	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship;

5.	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, the Company or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6.	any director that has a material relationship with the Company shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the board of directors. We would explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

In making its independence determination regarding Mr. Thomas, the board of directors considered, among other things, the transactions between the Company and Switch, LLC (“Switch”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”) described in the section of this proxy statement titled “Transactions with Related Persons.” In determining that Mr. Thomas is “independent,” our board of directors considered the following facts and circumstances (without giving one factor any more significance than another), among others: (i) that the transactions with Switch and SBS were negotiated on an arm’s-length basis, and are ordinary course, commercial transactions; (ii) Mr. Thomas’ limited ownership interest in Switch and SBS; (iii) the passive nature of Mr. Thomas’ ownership and involvement in Switch and SBS, including that he is neither an officer nor employee of SBS or Switch, he is not a member of SBS and is a non-managing member of SCG, and he does not have an active role in providing services to either entity; (iv) the immaterial dollar amounts that we, or our subsidiaries paid (or are expected to pay in fiscal year 2013) to Switch and SBS and the competitive rates at which such amounts were paid; and (v) Mr. Thomas’ personal net worth. Additionally the board of directors considered the nature and scope of the relationship of Mr. Thomas’ sibling with Switch, which is further discussed below under “Section 16(a) Beneficial Ownership Reporting Compliance; Transactions with Related Persons; Policies and Procedures Regarding Transactions with Related Persons—Transactions with Related Persons.”

Selection of Directors

Stockholder Nominations

The policy of our Corporate Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the board of directors and should be addressed to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

In addition, our Amended and Restated Bylaws permit stockholders to nominate individuals for consideration in director elections at an annual stockholder meeting. Pursuant to our Amended and Restated Bylaws, in order to make such a nomination, a stockholder is required to, not less than 60 days prior to the date of the annual meeting of stockholders, deliver a notice to our Corporate Secretary setting forth:

•	the name, age, business address and the residence address of each nominee proposed in such notice;

•	the principal occupation or employment of each such nominee;

•	the number of shares of capital stock of the Company which are beneficially owned by each such nominee; and

•

such other information concerning each such nominee as would be required, under the rules of the SEC, to be disclosed in a proxy statement soliciting proxies for the election of such nominees pursuant to Regulation 14A of the Exchange Act.

A nomination notice must include a signed consent of each such nominee to serve as a member of our board of directors, if elected. In the event that a person is validly designated as a nominee in accordance with our Amended and Restated Bylaws and thereafter becomes unable or unwilling to stand for election to the board of directors, our board of directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Director Qualifications

Our Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on our board of directors. Under these criteria, members of our board of directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the gaming industry. In addition to having one or more of these core competencies, members of our board of directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

Specifically, in concluding that each of our directors, all of whom are standing for re-election, should continue to serve on our board of directors, the Corporate Governance and Nominating Committee also considered the following individual attributes, in addition to the general overall considerations mentioned above:

(i) the significant career-long contributions and leadership of our Executive Chairman with respect to the Company and the gaming industry, which spans more than 40 years, in addition to his background in the legal profession; (ii) the in depth and strategic operations, management and financial knowledge of the gaming industry that Mr. Smith, our President and Chief Executive Officer, possesses from his over 25 years in the gaming industry, including over 20 years with the Company; (iii) the over 30 years of gaming, operations and complex development related experience that Mr. Boughner has with the Company; (iv) the significant “ground up” operations and management experience with the Company, including more than 20 years as a member of our board of directors, which Ms. Johnson contributes coupled with her service on other boards and community organizations; (v) the near 30 years of experience in the gaming industry with the Company, including various administrative and operational roles, as well as over 20 years of service on our board of directors, that Mr. William R. Boyd provides; (vi) the broad business and management experiences across other industries, including a sound foundation for understanding and applying strategic and operational issues and challenges, both domestically and internationally, of Ms. Spadafor; (vii) the extensive senior operations management and financial accounting and controllership expertise within the gaming industry of Ms. Wilson; (viii) the leadership, organizational and strategic focus and experience from General McCoy’s decorated military career, as well as his experience in the gaming industry and his past service as a member and Chairman of the board of directors of a public company; (ix) in addition to his service on other public company boards, Mr. Schwab’s more than 30 years of financial accounting experience, including as a partner of a major accounting firm, and his service in the capacity of CEO and CFO with both European and U.S.-based companies; (x) the extensive experience in the banking and finance industry of Mr. Thomas, including his past service on the board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, and his service on other public company boards; (xi) the acumen and professional experience of Mr. Girardi from his more than 40 years as a leading trial attorney and his service on the board of directors of other public companies; and (xii) the distinguished career in financial accounting academia from Dr. Flaherty’s more than 30 years of service as a university faculty member, including his 10 years of administrative leadership experience from serving as dean of two different business schools.

Identifying and Evaluating Nominees for Directors

Our Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Our Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of our board of directors, including size of our board of directors, diversity, age, skills and experience in the context of the needs of our board of directors. In addition, our Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the board of directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of our board of directors, professional search firms, stockholders or other persons. These candidates will be evaluated by our Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, our Corporate Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for our board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by our Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to our Corporate Governance and Nominating Committee. Stockholder nominees that comply with our nomination procedures will receive the same consideration that our Corporate Governance and Nominating Committee nominees receive.

We have previously reviewed, and our Corporate Governance and Nominating Committee may in the future review, materials provided by professional search firms or other parties to identify, evaluate and recruit potential director nominees who are not proposed by a stockholder. In addition, a professional search firm may be used to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths.

The Corporate Governance and Nominating Committee considers diversity as one of many factors in the identification and evaluation of potential director nominees. The overriding principle guiding our director nomination process is a desire to ensure that our board of directors as a whole collectively serves the interests of our stockholders. We believe that having diverse skills, experiences and perspectives represented on the board provides the most value to the Company and its stockholders. When the Corporate Governance and Nominating Committee evaluates diversity of director nominees, it may consider the following elements, among others, without assigning specific weights to any particular element:

•	Gender and ethnicity;

•	Financial and accounting acumen;

•	Personal and professional integrity;

•	Business or management experience; and

•	Leadership and strategic planning experience.

The Corporate Governance and Nominating Committee annually performs an assessment of the composition of the board of directors regarding age, skills and experience and the effectiveness of its efforts to consider diversity in its director nomination process. The Corporate Governance and Nominating Committee believes its director nomination process, including its policy of considering diversity in that process, has led to a board of directors with diverse backgrounds and experiences that collectively serves the interests of our stockholders well.

Board Leadership and Presiding Director

We have a separate Chief Executive Officer and Chairman of the Board of Directors. William S. Boyd serves as our Executive Chairman of the Board of Directors, and Keith E. Smith serves as our President and Chief Executive Officer. Mr. Smith also serves as a director, an arrangement that the Company believes is effective to ensure that relevant information is made available directly from management to the board of directors. We believe this separation of responsibilities provides an appropriate delegation of duties and responsibilities. Our Executive Chairman concentrates on the strategic opportunities and direction of the board of directors and the Company as well as further engages in customer and employee relations. Mr. Boyd’s long history with the Company and the critical role that he has played in the development of the Company’s business make him particularly well suited to act as a link between the board of directors and the rest of management. While in the role of our President and Chief Executive Officer, Mr. Smith focuses on the management and coordination of the long and near-term operational performance and efforts of the Company in alignment with the strategic guidance and direction offered from the board of directors.

Another important component of the board of directors’ leadership structure is the role of the Presiding Director. The Presiding Director is a non-management director designated by the independent directors to chair the board of directors’ non-management director sessions, which are expected to occur at least three times per year. The Presiding Director’s other responsibilities include advising the Executive Chairman and the chairmen of the committees with respect to agendas and informational needs and to advise with respect to the selection of chairmen of committees. The Presiding Director serves for a one-year term, provided that no Presiding Director serves for more than three years in any five-year period. Our independent directors have designated General Billy G. McCoy as our current Presiding Director.

Stockholder Communication with Directors

Our stockholders and other interested parties may communicate with our board of directors and the Presiding Director by writing to:

Boyd Gaming Corporation

3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169

Attn: Brian A. Larson, Executive Vice President, Secretary and General Counsel

Communications will be reviewed by our General Counsel and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to our board of directors or the Presiding Director, as applicable.

Board Committees

Our board of directors has an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation and Stock Option Committee. Our board of directors has adopted a written charter for each of these committees, which are available on our website at www.boydgaming.com.

Audit Committee.    The functions of the Audit Committee include reviewing and supervising our financial controls, appointing our independent registered public accounting firm, reviewing our books and accounts, meeting with our officers regarding our financial controls, acting upon recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts. Each of the members of the Audit Committee, Mr. Schwab, Dr. Flaherty, Ms. Spadafor, Mr. Thomas and Ms. Wilson, is “independent,” as defined in Section 303A of the NYSE Listed Company Manual and Rule 10A-3(b)(1) of the Exchange Act, and the board of directors has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee’s functions include assisting the board of directors in identifying qualified individuals to become members of the board of directors, determining the composition and compensation of the board of directors and its committees, conducting annual reviews of each director’s independence and making recommendations to the board of directors based on its findings, recommending to the board of directors the director nominees for election at the annual meeting of stockholders, establishing and monitoring a process of assessing the board of directors’ effectiveness, and developing and recommending to the board of directors and implementing a set of corporate governance principals and procedures applicable to the Company. Each of the members of the Corporate Governance and Nominating Committee, Mr. Thomas, Mr. Girardi, General McCoy and Ms. Spadafor, is “independent” as defined in Section 303A of the NYSE Listed Company Manual.

Compensation and Stock Option Committee.    The functions of the Compensation and Stock Option Committee (the “Compensation Committee”) include reviewing with management cash and other compensation policies for employees, making recommendations to the board of directors regarding compensation matters, determining compensation for the Chief Executive Officer and providing oversight of our compensation philosophy as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” In addition, the Compensation Committee administers the Company’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. Each of the members of the Compensation Committee, Mr. Girardi, General McCoy and Mr. Schwab, is “independent” as defined in Section 303A of the NYSE Listed Company Manual.

Our Compensation Committee, independent of management, determines the compensation of our Chief Executive Officer, Keith E. Smith. Mr. Smith is a Named Executive Officer and a member of our eight (8) member management committee (“Management Committee”). For the other Named Executive Officers and members of our Management Committee, the Chief Executive Officer made compensation recommendations to our Compensation Committee for its consideration and approval as described under “Executive Officer and Director Compensation—Compensation Discussion and Analysis.” The Compensation Committee believes that input from both our Chief Executive Officer and from compensation consultants retained from time to time provides useful information and points of view to assist it in making decisions on compensation. Additionally, pursuant to its charter, the Compensation Committee may, from time to time, form and delegate authority to subcommittees when appropriate, although no such subcommittees were formed or utilized during 2012.

The Compensation Committee has the sole authority to retain and terminate any consultant that it uses to assist it in evaluating various elements of our compensation programs and making compensation determinations. The Compensation Committee has the sole authority to approve that consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from such other advisors that it deems necessary or appropriate. In 2012, the Compensation Committee continued its engagement of Exequity, LLP (“Exequity”) to provide compensation related analysis and consulting services. Pursuant to our request, during 2012, Exequity provided analysis on certain of our compensation related programs and policies as a part of an executive compensation study, all as further discussed below in our Compensation Discussion and Analysis. A representative of Exequity participated in meetings of the Compensation Committee in 2012. Additionally, for 2012, the Compensation Committee reviewed whether the work of Exequity as a compensation consultant raised any conflict of interest or independence issues, taking into consideration all relevant factors, including those set forth in new Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. The Compensation Committee ultimately determined, based on its review of such factors, that the work of Exequity has not created any conflict of interest.

Risk Management

The board of directors is actively involved in the ongoing oversight and review of material risks and resultant considerations and potential impacts that exist within our Company. These risks may include, among others, risks associated with the Company’s financial condition, liquidity, operating performance and various regulatory impacts and compliance. The board of directors’ oversight is primarily managed and coordinated through the board committees, such as the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Senior management of the Company is responsible for advising and responding to the board of directors and its committees on management’s assessment of potential material risks facing the Company. The entire board of directors is responsible for reviewing and overseeing the Company’s internal risk management processes and policies to help ensure that the Company’s corporate strategy is functioning as directed and that necessary steps are taken to foster a culture of risk awareness and risk-adjusted decision making throughout the Company.

As it relates to risk oversight, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee each play an important role. As provided in the charter for the Audit Committee, the Audit Committee is required to review with management the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee is also responsible for, among other things, assisting the board of directors in fulfilling their oversight responsibility of the integrity of the Company’s financial statements and accounting and financial reporting processes by reviewing the financial information provided to stockholders and others, and the system of internal controls which management and the board of directors have established. As further discussed below, the Compensation Committee, among other things, periodically reviews with management the Company’s compensation policies and attempts to ensure that the Company’s compensation policies reinforce business strategies and objectives for enhanced stockholder value without creating risks that may have a material adverse effect on the Company. The Corporate Governance and Nominating Committee, among other things, is responsible for developing and recommending to the board of directors, and implementing and monitoring compliance with, a code of business conduct for directors, officers and employees and a set of corporate governance principals.

Various management-led committees, such as the Management Committee, are responsible for coordinating with the committees of the board of directors with respect to oversight and management of specific risks. For example, our Corporate Compliance Committee, which is responsible for overseeing risk associated with the Company’s gaming and regulatory requirements, updates and reports on its significant deliberations and findings to the Corporate Governance and Nominating Committee. In turn, each board committee is responsible for providing reports and updates to the entire board of directors on any significant risks reviewed within the scope of its responsibility.

Risk Consideration in Our Compensation Programs

Our Compensation Committee, together with management, periodically reviews the compensation policies and practices for employees across the Company, including our Named Executive Officers and members of our Management Committee, and considers how they relate to material risks facing the Company. In this review, the Compensation Committee and our management, together with input and recommendations from our compensation consultants, consider the different types of incentive compensation arrangements used across the Company in light of such risks. We also consider whether the design of these arrangements, together with other policies and practices of the Company, operate to mitigate the potential for excessive risk-taking.

Based upon this review, our management concluded, and the Compensation Committee concurred, that based on a combination of factors, our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on the Company. The following are among the factors considered in reaching this conclusion:

•

our compensation plans and programs generally provide potential rewards based on a balanced combination of both the short-term and long-term goals of the Company, thereby mitigating the potential for rewarding short-term results that appear in isolation to be favorable;

•	none of our business units carry a disproportionate portion of our risk profile or vary significantly from the Company’s overall risk and reward structure;

•

the manner in which we structure our compensation, including our belief that the mix of compensation that we provide helps us to mitigate risk by providing compensation that depends in part on the long-term success of the Company;

•

we have Stock Ownership Guidelines for our directors and senior officers, including the members of our Management Committee, which we believe focuses our leadership on long-term stock price appreciation and sustainability; and

•

all of the equity awards granted to employees under the Company’s equity-based plans are subject to multi-year time vesting, which requires an employee to commit to a longer period of employment for such awards to be valuable, and certain of our equity awards are contingent upon the Company’s performance measured over multiple years.

Compensation and Stock Option Committee Interlocks and Insider Participation

During 2012, members of our Compensation Committee included Mr. Girardi, General McCoy, Mr. Schwab and Ms. Spadafor. Ms. Spadafor served as a member of our Compensation Committee through our last Annual Meeting in May 2012, at which time Mr. Schwab was appointed to serve on the three person committee in her place. None of the Company’s executive officers serves as a director or member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers serving as a director of the Company or on the Company’s Compensation Committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

We compensate our Named Executive Officers (as identified in the Summary Compensation Table below) primarily through base salary and short and long-term incentive compensation. Our executive compensation practices are designed to be competitive with comparable employers in our industry, to closely align compensation with our annual objectives and long-term goals, to reward above-average corporate performance, to recognize individual initiative and achievements, and to assist us in attracting and retaining qualified executives.

Executive Summary

With the ongoing uncertainty related to the economy and the significant impact that the recession has had on our industry and our business, the Compensation Committee generally continued with its conservative approach to our compensation programs in fiscal year 2012. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2012, as approved by our Compensation Committee following input, analysis and recommendations from management and our compensation consultant, Exequity.

•

2011 Compensation Study.    Late in 2011, the Compensation Committee had conducted a detailed review of our executive compensation to evaluate, amongst other things, the competitiveness and effectiveness of our executive compensation programs. Exequity was retained by the Compensation Committee to assist with this review. In its evaluation, the Compensation Committee analyzed and considered the 2011 Executive Compensation Review prepared by Exequity (the “2011 Compensation Study”) and various other factors existing at that time, including without limitation, the following: (i) that base salaries had been frozen for three years for our senior management team, including our Named Executive Officers; (ii) that the short-term incentive bonus plan had been funded, if at all, on a reduced level; (iii) that the long term, equity compensation component had not provided the intended benefits to our Named Executive Officers for several years; and (iv) the significant and exemplary efforts by our management team to successfully guide the Company through the recession.

•

Base Salary.    Following the findings in the 2011 Compensation Study, the Compensation Committee determined that it was appropriate to increase the base salaries for Mr. Chakmak and Mr. Hirsberg for 2012. Mr. Chakmak’s base salary was increased by $75,000 and Mr. Hirsberg’s base salary was increased by $50,000. The base salaries of our other Named Executive Officers, including our Chief Executive Officer, remained unchanged for a fourth straight year.

•

Short-Term Bonus—Reduction in Award.    For 2012, the Compensation Committee approved potential short-term bonus awards based on specific, objective performance-based criteria, with 2012 performance measured by the Company’s performance relative to its operating budget, as approved by the board of directors. Also for 2012, and consistent with the findings of the 2011 Compensation Study, the Compensation Committee approved an increase in short-term target bonus award potential for our Named Executive Officers. Stated as a percentage of base salary for our Named Executive Officers, each of their short-term bonus potential was increased by ten percent (10%), other than for Mr. Hirsberg. Mr. Hirsberg’s short-term target bonus award potential, stated as a percentage of his base salary, was increased by twenty percent (20%). In fiscal year 2012, our corporate performance achieved was approximately 90.3% of our target operating budget. Accordingly, the Compensation Committee approved the payment of short-term bonuses to our Named Executive Officers; however, given the challenged and inconsistent performance of many of our operating segments, when viewing the aggregated impacts across the Company as a whole, the Compensation Committee, upon recommendation of our Chief Executive Officer, exercised its discretion to significantly reduce the short-term bonus payments awarded from approximately 75% to 20% of each of our Named Executive Officers’ respective target awards.

•

Equity Compensation.    In 2012, the Compensation Committee approved long-term incentive equity compensation for our Named Executive Officers. The Compensation Committee granted our Named Executive Officers equity awards that allocated roughly one-third of the intended value of the equity compensation to each of stock options, restricted stock units (“RSUs”) and performance-based restricted stock units (“Performance Shares”). The number of shares represented by these equity compensation awards to our Named Executive Officers in 2012 was the same number of shares as had been granted the prior year, which had been based on the guidance from the 2011 Compensation Study.

•

Risk Considerations.    As a part of its review in 2012 of our compensation practices and policies, the Compensation Committee evaluated risks associated with our compensation programs. As described above under the section Risk Considerations in Our Compensation Programs, the Compensation Committee undertook an annual evaluation of our compensation risk. The Compensation Committee concluded that our compensation policies and practices for fiscal year 2012 do not create risks that are reasonably likely to have a material adverse effect on the Company.

•

2013 Special Bonus—Peninsula.    In February 2013, the Compensation Committee approved the grant of a special bonus to each member of our Management Committee, including to each of our Named Executive Officers, in recognition of the successful negotiation, execution and completion of the acquisition of Peninsula Gaming, LLC (“Peninsula”) and its five operating casino properties. The Peninsula acquisition closed on November 20, 2012. The Peninsula transaction represents a critical and transformative long-term strategic transaction for us that provides important growth and deleveraging opportunities for the Company. The special bonus was comprised of an RSU award, with each RSU award representing 40% of the 2012 short-term target bonus award of the applicable Management Committee member.

•

2013 Compensation.    During 2012, the Compensation Committee also conducted a detailed analysis of our Named Executive Officers’ compensation to evaluate the overall competitiveness and effectiveness of our executive compensation programs, including an assessment of the impacts and effectiveness of the recent modifications made to those programs during the prior fiscal year. Exequity was retained by the Compensation Committee to assist with this evaluation and review. In its evaluation, the Compensation Committee analyzed and considered the 2012 Executive Compensation Review (the “2012 Compensation Review”) prepared by Exequity. The Compensation Committee approved the continuation of our annual, short-term bonus incentive program for 2013 utilizing the same objective performance-based measures as in 2012—the Company’s performance relative to operating budget, as approved by the board of directors. Additionally for 2013, the base salaries for all of our Named Executive Officers, including our Chief Executive Officer, will be held at their 2012 levels.

Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting. Our stockholders also approved the proposal to hold an advisory vote on executive compensation every three (3) years at our 2011 Annual Meeting. While an advisory vote on compensation is not binding on the Company, our board of directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statements from time to time. Our board of directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in our proxy statements, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our advisory vote on executive compensation every three years, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. We have determined that our stockholders should vote on a say-on-pay proposal every three years, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting. Accordingly, there will not be an advisory vote on compensation for our Named Executive Officers at the 2013 Annual Meeting and the next advisory vote on compensation for our Named Executive Officers will be at our annual meeting of stockholders in 2014.

At the 2011 Annual Meeting, approximately 85% of the votes cast on the advisory vote on executive compensation proposal (Proposal 4) were in favor of our Named Executive Officer compensation as disclosed in the proxy statement for our 2011 Annual Meeting, and as a result our Named Executive Officer compensation was approved. The board of directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at that time based on the vote results. Nevertheless, as discussed in this Compensation Discussion and Analysis, the Compensation Committee has made important changes to various components of our executive compensation in 2011, 2012 and 2013, which demonstrate our ongoing commitment to ensure our executive compensation remains aligned with the interests of our stockholders and current market practices.

Process.    Our compensation process consists of establishing an overall compensation target for each senior executive and then allocating that compensation among base salary and short-term and long-term incentive compensation. At the senior-most corporate levels, we designed the incentive compensation to primarily reward company-wide performance. In establishing compensation, our Compensation Committee, among other things:

•	reviews with management our cash and other compensation policies for all of our employees;

•	reviews the performance of our Named Executive Officers and all components of their compensation;

•	evaluates the effectiveness of our overall executive compensation program on a periodic basis; and

•	administers our stock and bonus plans and, within the terms of the respective plan, determines the terms and conditions of the issuances thereunder.

In addition, our Compensation Committee annually reviews and approves our corporate goals and objectives relative to our Chief Executive Officer’s compensation, evaluates his compensation in light of such goals and objectives, and has the sole authority to set the Chief Executive Officer’s compensation based on this evaluation. For 2012, the Compensation Committee, independent of management, determined the compensation arrangements for our Chief Executive Officer, Keith E. Smith. The Compensation Committee approved the compensation arrangements of the other Named Executive Officers after reviewing the recommendations of our Chief Executive Officer. In addition to its annual review of our compensation levels, our Compensation Committee may, from time to time, review our compensation practices and programs and generally has the authority, subject to any existing contractual or other rights of participants, to modify or terminate those practices and programs.

We have historically engaged compensation consultants to assist us in the evaluation of our compensation practices and programs. In 2012, Exequity was engaged to provide a compensation study consistent with prior years and to assist the Compensation Committee in its review and evaluation of our executive compensation programs generally.

Objectives of our Compensation Program

Our compensation program is designed to reward an executive officer’s current contribution to the Company, as well as the officer’s impact and involvement in our future performance. The compensation of our Named Executive Officers is set at levels that are intended to be competitive with other leading companies in the gaming and hospitality industries, which generally fall into three categories: (i) core gaming companies; (ii) gaming technology/equipment companies; and (iii) resort hotel operator companies.

Specifically, during 2012, we generally compared the compensation paid to our executive officers with the compensation paid to executive officers at Ameristar Casinos, Inc.; Churchill Downs, Inc.; Isle of Capri Casinos, Inc.; Las Vegas Sands Corp.; MGM Resorts International; Penn National Gaming, Inc.; Pinnacle Entertainment, Inc.; Wynn Resorts, Ltd.; Bally Technologies, Inc.; International Game Technology; Scientific Games Corp.; WMS Industries, Inc.; Choice Hotels International, Inc.; Gaylord Entertainment, Co.; Hyatt Hotels Corp.; Life Time Fitness, Inc.; Vail Resorts, Inc.; and Wyndham Worldwide Corp.

For 2012 compensation, the Compensation Committee evaluated the compensation of our Named Executive Officers against the compensation levels of this group, and through the review of the 2012 Compensation Review, which covers our top five highest paid executives, excluding our Executive Chairman. The Compensation Committee generally seeks to ensure that each of our Named Executive Officer’s compensation is competitive with similarly situated employees at other companies within this group. The Compensation Committee also considers general market surveys and trends, as well as industry-specific group compensation, as part of the various factors it considers in setting executive compensation. Additionally, the Compensation Committee utilized the 2012 Compensation Review to help evaluate the overall competitiveness and effectiveness of our executive compensation programs, including a preliminary assessment of the impacts and effectiveness of the modifications made to those programs in late 2011. However, the Compensation Committee did not benchmark compensation in 2012. While the Compensation Committee generally reviews the compensation levels of executives at comparable companies, the compensation packages of our Named Executive Officers are not tied to a relative ranking of compensation against these other companies.

In addition, we designed our compensation program to further align the compensation of our Named Executive Officers, as well as members of our Management Committee, with our future performance and strategic objectives, including through the addition of Performance Shares as a meaningful component of their long-term incentive equity compensation. Our Management Committee plays an active and critical role in the leadership and strategy for the development, operations and growth of our Company. During 2012, our Management Committee included certain members of our senior management team, including each of our Named Executive Officers.

Primary Components of our Executive Compensation Program

There are three primary components of our executive compensation program:

•	base salary;

•	short-term bonus; and

•	long-term incentive compensation (equity compensation).

Base Salary.    We provide our Named Executive Officers with a base salary that we believe is competitive and that corresponds and fairly relates to their status and accomplishments, both professionally and within our industry. Salaries are reviewed annually and in certain instances have been adjusted to recognize individual performance, promotions, competitive compensation levels and other subjective factors.

Our Compensation Committee, independent of management, determined the compensation of our Chief Executive Officer, including his base salary. For the other Named Executive Officers, our Chief Executive Officer customarily makes recommendations regarding compensation to our Compensation Committee for their review and approval. Where appropriate, the Compensation Committee and our Chief Executive Officer have historically considered the following factors in establishing or recommending, as applicable, the compensation for our Named Executive Officers:

•	the Named Executive Officer’s qualifications, experience, scope of responsibilities, time in a particular role and anticipated future performance;

•

the Named Executive Officer’s role within the Company, including, where applicable, the role on various corporate committees, such as the Management Committee, the Corporate Compliance Committee and the Diversity Committee;

•	the overall performance of the Named Executive Officer;

•	the overall performance of the Company;

•	competitive pay practices at other select companies within the gaming and hospitality industries, as identified above; and

•	compensation analysis performed for us by our compensation consultants.

For 2012, the Compensation Committee determined, after consultation with Exequity and review and consideration of the 2011 Compensation Study, to increase the base salaries for Mr. Chakmak and Mr. Hirsberg for 2012 in the amounts of $75,000 and $50,000, respectively. The Compensation Committee determined that these increases were warranted in order to maintain the competitiveness of base salaries, particularly as compared to other core gaming companies, and to update their compensation following a three year freeze on base salary levels. For our other Named Executive Officers, including our Chief Executive Officer, base salaries were not changed for a fourth consecutive year in 2012.

Additionally, with the prevailing economic challenges that continue to face our industry at the conclusion of 2012, the Compensation Committee determined that the base salaries of all of our Named Executive Officers, including our Chief Executive Officer, will remain unchanged in 2013.

Short-Term Bonus.    Our Named Executive Officers are eligible to receive short-term (or annual) bonuses under our 2000 Executive Management Incentive Plan (“2000 MIP”). Bonus awards under our 2000 MIP are generally set as a percentage of base salary, with the specific target percentage determined by the participant’s position, level and scope of responsibility within the Company so that highly compensated executives receive a relatively larger percentage of their total compensation in the form of bonuses and other incentive based vehicles.

For 2012, the Compensation Committee continued our compensation practice of awarding cash bonuses based upon achievement of specific, predetermined objective performance targets, as it had for fiscal year 2011. Historically, we had routinely followed this practice, except for fiscal years 2009 and 2010 when the Compensation Committee had approved a discretionary short-term bonus program, as the significant economic impacts of the national recession had made traditional corporate performance-based measurements too unpredictable to be utilized as a viable incentive tool.

Additionally, in late 2011 as a part of its detailed review of the elements of our executive compensation programs and in consultation with Exequity, the Compensation Committee approved increases to the short-term bonus target award levels for our Named Executive Officers for 2012. In determining that these increases were appropriate, the Compensation Committee considered various factors, including without limitation: (i) the gradual stabilization of the economy both generally and within the gaming industry and the exemplary efforts by our management team in guiding the company through the recession, (ii) that short-term bonuses have been paid at reduced levels or have not been paid over the last few years, (iii) competitive pay practices and (iv) the need to incentivize our executives to remain highly motivated and focused on providing strong management as we emerge from the recession. For each of our Named Executive Officers, other than Mr. Hirsberg, the short-term bonus target award percentage, stated as a percentage of their respective base salaries, were increased by 10% for 2012. Mr. Hirsberg’s target award percentage, stated as a percentage of his base salary, was increased by 20%, in part, in anticipation of his appointment to the Management Committee in early 2012.

As a result, for each of our Named Executive Officers, the short-term bonus potential awarded for 2012, as a percentage of base salary, was as follows:

Executive	2012 Threshold Bonus	2012 Target Bonus	2012 Maximum Bonus
William S. Boyd	63.75%	85%	127.50%
Keith E. Smith	82.50%	110%	165.00%
Robert L. Boughner	63.75%	85%	127.50%
Paul J. Chakmak	63.75%	85%	127.50%
Josh Hirsberg	45.00%	60%	90.00%

The minimum or threshold bonus represents approximately 75% of the target bonus award for each Named Executive Officer that could be earned at a performance level of 90% of the approved operating budget. The target bonus represents the target bonus award for each Named Executive Officer that could be earned at a performance level of 100% of the approved operating budget. The maximum bonus represents approximately 150% of the target bonus award for each Named Executive Officer that could be earned at a performance level of at least 120% of the approved operating budget. No short term bonus awards may be earned for a performance level of less than 90% of the approved operating budget.

The performance target was performance against our 2012 operating budget, measured based on EBITDA (earnings before interest, taxes, depreciation and amortization),1 as approved by the board of directors. For 2012, the approved operating budget was consolidated company EBITDA of $403 million, as adjusted.

Our actual 2012 EBITDA performance, after certain adjustments made consistently with prior years, resulted in the achievement of 90.3% of the approved EBITDA budget, which satisfied the threshold performance level. As such, the Compensation Committee approved short-term bonus payments for 2012. However, the corporate wide performance of our Company was not broadly consistent, and in fact, many of our operating segments experienced a challenged and disappointing performance during 2012. Given this backdrop and based upon the recommendation of our Chief Executive Officer, the Compensation Committee utilized its discretion to adjust and award the short-term bonus payout at a reduced level. For 2012, rather than a threshold bonus payment representing approximately 75% of each of our Named Executive Officer’s target bonus level, the Compensation Committee approved a short-term bonus

[1]	Note, EBITDA is a non-GAAP financial measure. For supplemental financial data and corresponding reconciliation of EBITDA to U.S. generally accepted accounting principles (“GAAP”), please see Note 20 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Non-GAAP measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP.

payout at 20% of each Named Executive Officer’s target bonus award amount. The precise amount of each Named Executive Officer’s bonus is set forth below in the “Non-Equity Inventive Plan Compensation” column of the Summary Compensation Table.

For 2013, the Compensation Committee again utilized the achievement of predetermined, objective performance targets for short-term bonus awards and set the target as performance against the 2013 operating budget, as approved by our board of directors, measured based on EBITDA. Additionally, the approved short-term bonus parameters for our Named Executive Offers remained unchanged for 2013, and as a percentage of base salaries are as follows:

Executive	2013 Threshold Bonus	2013 Target Bonus	2013 Maximum Bonus
William S. Boyd	63.75%	85%	127.50%
Keith E. Smith	82.50%	110%	165.00%
Robert L. Boughner	63.75%	85%	127.50%
Paul J. Chakmak	63.75%	85%	127.50%
Josh Hirsberg	45.00%	60%	90.00%

The potential award payout levels will be proportionately increased or decreased based on the actual achievement relative to our 2013 approved operating budget. No short term bonus awards would be earned for a performance level of less than 90% of the approved operating budget. A minimum award pay-out would be earned at a performance level of 90% of the approved budget and would result in a payout award potential of 75% of the Named Executive Officer’s target bonus amount. A target award pay-out would be earned at a performance level of 100% of budget and would result in a payout award potential of 100% of the Named Executive Officer’s target bonus amount. A maximum pay-out would be earned at a performance level of at least 120% of budget and would result in a payout award potential of 150% of the Named Executive Officer’s target bonus amount.

2013 Special Bonus—Peninsula.    In February 2013, the Compensation Committee also approved the grant of a separate, special bonus to each member of our Management Committee, including to each of our Named Executive Officers, in recognition of the successful negotiation, execution and completion of the acquisition of Peninsula and its five operating casino properties, which closed on November 20, 2012. The Peninsula transaction represents a critical and transformative long-term strategic transaction for us that provides important growth and deleveraging opportunities for the Company. This special bonus was comprised of an RSU award, with each RSU award representing 40% of the 2012 short-term target bonus award of the applicable Management Committee member. The number of RSUs awarded to each of our Named Executive Officers is set forth in the following table:

Executive	2013 Special Bonus – Peninsula RSU (#)
William S. Boyd	47,222
Keith E. Smith	67,222
Robert L. Boughner	51,944
Paul J. Chakmak	35,417
Josh Hirsberg	16,250

Each RSU is subject to three-year cliff vesting, consistent with our current RSU award practices.

Long-Term Compensation.    We believe that the long-term compensation component should serve as both an incentive for achieving longer term company performance goals and as a retention tool for our executives. In 2012, as we have done since 2008, all of the long-term compensation awards granted to our Named Executive Officers were in the form of equity awards.

Equity Compensation

We believe that a significant component of the compensation paid to our executives over the long-term should be equity-based compensation. We also believe that stock price appreciation and stock ownership in the Company are valuable incentives to our executives and that the grant of equity awards to them serves to further align their interests with the interests of our stockholders as a whole and to encourage them to manage the Company in its best long-term interests.

The Compensation Committee determines the type of equity awards that are to be granted to our Named Executive Officers, which have over recent years consisted of grants of stock options and RSUs under our stock incentive plans and, commencing in 2011, Performance Shares.

In late 2011, following its review of our overall executive compensation, including the 2011 Compensation Study, and in consultation with management and Exequity, the Compensation Committee approved certain structural modifications to our equity compensation program to include Performance Shares as a new component of equity compensation in addition to stock options and RSUs. The Compensation Committee approved equity awards to our Named Executive Officers comprised of stock options, RSUs and Performance Shares, with approximately one-third of the equity compensation award value split among the three types of awards for each Named Executive Officer. Stock options are intended to provide strong alignment with stockholders and only provide value to the executives if the stock price appreciates over the grant price. RSUs provide additional linkage to stock price and serve to promote the retention of our executives. Performance Shares provide reward opportunities for achieving sustained multi-year performance goals as set by our Compensation Committee. Further, Performance Shares are intended to enhance the equity award component of compensation, promote retention and incentivize long-term strategic performance by reducing some of the risks of stock price volatility and tying payout of the award to both time based vesting and measurable performance metrics. Each of these awards is ultimately denominated in shares of our common stock and is earned over three years, thus providing a strong incentive to grow stockholder value.

This same methodology and reasoning as used in 2011 was employed again by the Compensation Committee in its approval of our equity compensation awards made in 2012. In 2012, the Compensation Committee again approved equity awards to our Named Executive Officers comprised of stock options, RSUs and Performance Shares, with approximately one-third of the equity compensation award value split among the three types of awards for each Named Executive Officer. The Compensation Committee remains committed to the belief that this mix of stock options, RSUs and Performance Shares in our equity compensation helps to further align the long-term interests of senior management and our stockholders, provides meaningful compensation value and serves as a valuable retention tool.

All equity awards granted as long-term compensation to our Named Executive Officers in 2012 were granted pursuant to our 2002 Stock Incentive Plan as amended and restated as the 2012 Stock Incentive Plan (the “Stock Incentive Plan”). The amendments to and restatement of our Stock Incentive Plan was approved by our stockholders at our 2012 Annual Meeting.

Stock Options, RSUs and Performance Shares

The Compensation Committee has the authority and determines, on a discretionary basis, whether to grant equity awards, as well as the amount and the terms of such awards, based on the Named Executive Officer’s position within the Company.

The stock options granted in 2012 feature a three year vesting schedule, with one-third of each award vesting on each anniversary of the grant date. The RSUs granted in 2012, other than those granted under the Career Shares Program, feature three-year cliff vesting. The Performance Shares granted in 2012 provide for three-year cliff vesting and are subject to achievement of the three (3) performance metrics for each of our Named Executive Officers. Each performance metric works and is measured independently of the others and includes a minimum (or threshold) performance level, a target performance level and a maximum performance level opportunity. The scale to be applied to each metric is a sliding scale and generally works as follows:

Metric Performance Achievement	Performance Shares Payout (as % of target award)
Below Minimum	-0-
Minimum	50%
Target	100%
Maximum (and above)	200%

The three performance metrics associated with the Performance Shares granted to our Named Executive Officers in 2012 are: (i) net revenue growth; (ii) operating income growth; and (iii) customer service score. Each of the performance metrics is measured over the three full fiscal years following the date of grant and each performance metric represents one-third ( 1/3) of the shares potentially payable on settlement of the Performance Shares. These are the same performance metrics and value allocations as utilized with our initial grant of Performance Shares last year. The measurement period for the Performance Shares granted in 2012 commences on January 1, 2013 and runs through December 31, 2015. The achievement level of each Performance Share metric will determine the final payout of shares under the award at the end of the measurement period. All three metrics must be satisfied at a maximum performance level for the maximum payment of 200% to be earned. If none of the three performance metrics achieves the minimum performance level, then no shares will be earned and awarded. Achievement between the payout points shown in the table above will be interpolated on a linear basis.

The Compensation Committee set specific targets for the three Performance Share metrics, as well as the minimum levels required to receive any share payout and the levels that would earn a maximum payout. The Compensation Committee determined the minimum, target and maximum levels of net revenue growth and operating income growth after considering comparable historical and budgeted revenue and operating income. In setting the customer service score metric, the Compensation Committee also considered historical performance as well as the Company’s goals and expectations with respect to the next three years. The Compensation Committee, after careful consideration, determined that the performance metrics were all sufficiently challenging to incentivize performance. The minimum performance levels generally require average performance and are expected to be achieved. The target performance levels are intended to be reasonably achievable and require average or above average performance and the maximum performance levels require extraordinary performance.

In establishing the individual equity compensation awards for 2012, the Compensation Committee utilized the equity compensation target award value for each of our Named Executive Officers that had been established in late 2011. Following its detailed review in 2011, the Compensation Committee had established the following approximate target valuations for the equity compensation awards to our Named Executive Officers: For Mr. Smith, $2,000,000; for Messrs. Boyd, Boughner and Chakmak, $900,000 each; and for Mr. Hirsberg, $300,000. The number of shares of common stock underlying each component of the award was then determined based on an assumed share price of $7.00 per share. These figures represent a theoretical grant date value, the ultimate value of these awards will fluctuate with our stock price. Consistent with this prior methodology, in 2012 the Compensation Committee awarded each of our Named Executive Officers the same number of stock options, RSUs and Performance Shares as had been awarded to each Named Executive Officer last year. The number of stock options, RSUs and Performance Shares awarded to each Named Executive Officer is set forth below in the Grants of Plan-Based Awards Table.

The Compensation Committee believes that the current equity compensation target award values are appropriate to ensure that our Named Executive Officers are adequately compensated in light of current market practices, remain motivated and focused on providing strong management as the economy continues to slowly stabilize and remain committed to the long term goals and success of the Company and its stockholders.

Our Compensation Committee grants equity awards pursuant to its policy of making such grants, if at all, on the fifth business day following our release of earnings for the third quarter of each year, except in the case of our non-employee directors, new hires or other special situations. In addition, our Compensation Committee adopted a policy in 2006 regarding our Career Shares Program, which is discussed below, that provides for the annual grant of RSUs under our Stock Incentive Plan on January 2 of each year or, if January 2 is not a business day, then the next business day. During 2012, the equity compensation awards by the Compensation Committee were consistent with these policies.

Our Compensation Committee continues to review our long-term compensation policy, in connection with the assessment of our overall compensation program, to determine whether other modifications to the policy are warranted. However, it is anticipated that the Compensation Committee will continue the practice of granting equity awards to our Named Executive Officers in 2013 as long-term compensation.

Career Shares Program

Our Career Shares Program is a stock incentive award program for certain executive officers to provide for additional capital accumulation opportunities for retirement and to reward long-service executives. Our Career Shares Program was adopted by the Compensation Committee on December 7, 2006 and amended on October 25, 2010. The Career Shares Program provides for the grant of RSUs (“Career RSUs”) under our Stock Incentive Plan to members of our senior management, including members of our Management Committee and each of our Named Executive Officers. Each Career RSU is analogous to one share of restricted common stock, except that Career RSUs do not have any voting rights and do not entitle the holder to receive dividends.

Under the Career Shares Program, a fixed percentage of each participant’s base salary is credited to his or her career shares account annually. Each January 2, or, if January 2 is not a business day, then the next business day, Career RSUs are awarded to members of our Management Committee in an amount that equals 15% of such individual’s base salary, and to certain other members of our senior management in an amount that equals 10% of their individual base salaries, in each case, subject to adjustment by the Compensation Committee. Career RSUs granted pursuant to our Career Shares Program are awarded for service provided for the immediately preceding calendar year. The basis for the value of the awards is the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. Consistent with this policy and the Career Shares Program, on January 2, 2013, Career RSUs were granted to all of our Named Executive Officers as well as to the other members of the Management Committee.

Upon becoming eligible to receive a grant of Career RSUs, participants generally will have their initial award prorated based on the number of full months served in a career shares eligible position during the preceding year. For example, if someone becomes eligible on July 15 they would receive 5/12 of the product of their year end salary and their Career RSUs percentage on the next grant date, since they had served for five full months during the preceding year. If a participant becomes career shares eligible during the last quarter of the year, however, no Career RSUs will be awarded on the next grant date.

Payouts are made at retirement, at which time participants receive one share of our common stock for each vested Career RSU held in their respective career share account, less any applicable taxes. To receive any payout under the Career Shares Program, as amended, participants must be at least 55 years old and must have been continually employed by the Company for a minimum of 10 years. Retirement after 10 years of service will entitle a participant to fifty percent (50%) of his or her career shares account. This increases to seventy-five percent (75%) after 15 years and one hundred percent (100%) following 20 years of employment. The Compensation Committee may credit participants with additional years of service in its discretion.

In the event of a participant’s death or permanent disability, or following a change in control, the participant will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of our common stock based on the participant’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable.

In addition, awards in a participant’s career share account can be applied towards satisfying our stock ownership guidelines discussed below.

Other bonus payments

In 2012, a special bonus in the amount of $250,000 was approved by the Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements, which were terminated by us in 2003. Mr. Boyd has received this special bonus payment each year since 2003 and we expect that the Compensation Committee will continue to extend the $250,000 special bonus to Mr. Boyd in 2013.

State income tax gross-up payments.

Beginning in January 2009 and continuing through November 2012, Mr. Boughner served as the President and Chief Operating Officer of Marina District Development Company, LLC (“MDDC”) our New Jersey joint venture, which owns and operates the Borgata Hotel Casino and Spa and the Water Club in Atlantic City, New Jersey. Consistent with past years in which Mr. Boughner served as an executive officer of MDDC, the Company has agreed to provide Mr. Boughner with a state income tax gross-up payment to compensate him for his added state income tax liability resulting from his assignment. This payment was $151,992, relating to Mr. Boughner’s 2011 tax year.

Our Policy on Perquisites

We provide our Named Executive Officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. We believe that our perquisites help us to hire and retain qualified executives.

Certain senior executive officers, as designated by the Chief Executive Officer and pursuant to our internal policies, may use our corporate aircraft for personal travel on a limited basis. Such executive officers are imputed with income in an amount equivalent to the Standard Industry Fare Level rate, as defined in the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for such use and are required to advance to us an amount sufficient to cover certain out-of-pocket costs directly attributed to such use. These out-of-pocket costs include crew lodging expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs.

The aggregate incremental cost for use of our corporate aircraft during 2012 that is attributable to any Named Executive Officer, net of amounts advanced to us by the applicable executive as discussed above, is reflected in the Summary Compensation Table. We determine the aggregate incremental cost based on estimated fuel expenses and maintenance expenses per flight hour. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of the corporate aircraft.

We provide Mr. Boyd with use of a corporate car that is owned by the Company, and reflect the aggregate incremental cost attributable to such use during 2012 in the Summary Compensation Table. We determine the aggregate incremental cost for use of the corporate car by calculating the assumed annual lease value of the car, consistent with applicable Treasury regulations, multiplied by the percentage of use that is estimated to be attributable to Mr. Boyd’s personal use.

In addition, we provide a country club membership for Mr. Boyd, which is used for both business and personal purposes. The amount of all costs related to this membership for 2012 is reported as other compensation for Mr. Boyd in the Summary Compensation Table.

Our employee and non-employee directors, along with members of our Management Committee, are eligible to participate in the Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. We also provide our Named Executive Officers with more life insurance coverage than is generally made available to our other employees. Please see the Summary Compensation Table for the amount of medical premiums or related reimbursements paid on behalf of the Named Executive Officers during 2012 and for the amount of the applicable premiums paid for such additional life insurance coverage during 2012.

Our senior management members, including our Named Executive Officers, also participate in our other benefit plans and programs on the same terms as other employees. These plans include our 401(k) plan, medical, vision and dental insurance and paid time-off plan. In addition, our senior management members are eligible to participate in our deferred compensation plan on the same terms as other eligible management-level employees.

Stock Ownership Guidelines

As we noted above, we believe that ownership in the Company by our executive management team, including our Named Executive Officers, is an important individual incentivizing tool that fosters the management of the Company in its long term best interests for the benefit of all of our stockholders. Our Compensation Committee initially adopted stock ownership guidelines in 2006 for certain key executives, and in October 2010, the Compensation Committee undertook a periodic review of the guidelines and approved certain amendments to reflect the significant change in circumstances in the broader equities markets and the sharp volatility in our Company’s stock price over recent years. The Compensation Committee believes that the guidelines, as they may be updated and revised from time to time, will continue to further the alignment between our executive team and stockholders. Pursuant to the current stock ownership guidelines, certain key executive officers, including our Named Executive Officers, are required to pursue ownership of an amount of our common stock based on a multiple of the participant’s base salary, as set forth in the following table:

Executive Tier	Multiple of Base Salary
Executive Chairman of the Board of Directors	5
Chief Executive Officer	5
Chief Operating Officer	4
All Other Members of Management Committee	3
Certain Other Members of Senior Management	1-2

A participant’s stock ownership level can include shares of our common stock represented by RSUs, including Career RSUs and Performance Shares. As a part of its review of the guidelines in 2010, the Compensation Committee also approved a mechanism to facilitate each participant’s ongoing progress towards achievement of the established stock ownership levels. For any participant who does not then meet their established stock ownership level, the guidelines mandate that 50% of the net shares, after accounting for tax withholding and any option exercise payments, resulting from the sale of stock options or the vesting of RSUs or Performance Shares must be retained by the executive until that individual has met his or her stock ownership level established by the guidelines.

Stock ownership guidelines are also applicable to the independent members of our board of directors, pursuant to certain amendments adopted by our Corporate Governance and Nominating Committee in 2011. The director stock ownership guidelines provide that each independent member of the board of directors will be required to hold stock in the Company at least equal to five (5) times the annual cash retainer received by such independent director. Each director shall have a three (3) year period, after the later of joining the board of directors or the adoption of the guidelines, in which to accumulate the required level of stock ownership. For purposes of the required stock ownership levels under the guidelines, any deferred shares or RSUs shall be included in such calculation; however, pursuant to the amendments to the guidelines adopted in 2011, the Corporate Governance and Nominating Committee also determined that at least twenty five percent (25%) of the ownership goal must be achieved through direct ownership of shares, with a three (3) year period to achieve such direct ownership beginning in January 2012, using a rolling average stock price. The director stockownership guidelines, like those applicable to our senior executives, serve as an incentivizing tool for the independent members of the board of directors to strategically guide and manage the Company in its long term best interests for the benefit of all of our stockholders.

Post-Termination Compensation

In 2006, our Compensation Committee adopted our Change-in-Control Severance Plan (the “CIC Plan”) to provide severance benefits for certain executive officers, including our Named Executive Officers, upon termination of employment in connection with a change in control. In addition, our CIC Plan provides for the acceleration of vesting of equity awards for our Named Executive Officers, and certain other executives, upon the occurrence of certain events. We believe that it is important to protect key executives who helped build our Company and who will be important in continuing the Company’s success through a change in control or similar event. Further, we believe that the interests of stockholders will be best served if the interests of our most senior management are aligned with them. Providing change in control benefits is intended to reduce the reluctance of senior management to pursue potential change of control transactions that may be in the overall best interests of our stockholders. We currently do not have individual written severance agreements with our executive officers, including our Named Executive Officers; however, we retain the discretion to negotiate individual arrangements as deemed appropriate.

2000 MIP.    Our 2000 MIP contains a continuous employment requirement. In addition, certain provisions of our 2000 MIP are triggered in the event of a change in control or if a “long service” employee retires. Generally, if a participant, other than a “long service” employee, terminates employment for any reason other than death or disability prior to the award payment date, he or she is not entitled to the payment of any award under the 2000 MIP for any outstanding plan period (regardless of whether it is a short-term or long-term incentive award). If the participant’s termination is due to disability or death, he or she is entitled to the payment of an award for each plan period in which he or she is participating on the date of termination; provided, however, that the Compensation Committee may proportionately reduce or eliminate his or her actual award based on the date of termination and such other considerations as the Compensation Committee deems appropriate. For 2012, the only outstanding plan period under the 2000 MIP was for the short-term, annual incentive awards for 2012. There were no long-term cash incentive awards or award periods outstanding under the 2000 MIP during 2012.

If a “long service” participant terminates employment with us for any reason (including death or disability) prior to the award payment date, he or she is entitled to (i) the payment of an award for the plan period (in which the participant is participating on the date of termination) with the earliest date of commencement and (ii) the payment of an award for any other plan period (in which the participant is participating on the date of termination) reduced proportionally based on the number of years of employment completed during the plan period with each partial year of employment counting as a full year. A “long service” participant generally means a participant who has reached age 55 and completed 15 or more years of service with us or any of our subsidiaries (including acquired entities).

If a participant is terminated without cause within 24 months after a corporate transaction or a change in control (as defined in our Stock Incentive Plan), the participant is entitled to the payment of an award for each plan period (in which the participant is participating on the date of termination). The Compensation Committee believes that this double-trigger feature provides appropriate incentives and job security for management while protecting stockholder value in the event of a change in control.

CIC Plan.    Our Named Executive Officers are eligible to participate in our CIC Plan, which provides severance benefits upon certain qualifying terminations. A “qualifying termination” includes involuntary termination without cause, voluntary termination due to a relocation in excess of 50 miles or certain reductions in compensation, among other events, within 24 months immediately following a change in control. Generally, a “change in control” is deemed to occur upon (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by a person who directly or indirectly controls, or is controlled by, or is under common control with, the Company or by members of the Boyd family) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, or (ii) a majority of the board of directors ceasing to be continuing directors at any time within a 36-month period due to contested elections.

CIC Plan benefits are determined based upon the relevant status of the participant as a Tier One Executive (our Chief Executive Officer and Executive Chairman of the Board of Directors), Tier Two Executive (members of our Management Committee, other than our Chief Executive Officer and Executive Chairman of the Board of Directors), or Tier Three Executive (certain other members of senior management, other than Management Committee members). Following the execution of a general release in a form generally acceptable to the Company that releases the Company and its affiliates from any and all claims the participant may have against them, among other things, the Company shall pay to the participant a lump-sum cash payment of:

•	any unpaid amounts owed to the participant, such as any unpaid base salary, accrued vacation pay, or unreimbursed business expenses;

•	a multiple of three, two and one for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively, of the participant’s:

¡	annual salary in effect immediately prior to the occurrence of the change of control or, if greater, upon the occurrence of the qualifying termination; plus

¡

then-current target short-term bonus opportunity in effect immediately prior to the change of control or, if greater, the average of the participant’s actual short-term bonus for the three fiscal years immediately prior to the change in control or, if greater, the participant’s target short-term bonus opportunity in effect upon the qualifying termination,

•	an amount equal to the greater of:

¡	the participant’s then-current target short-term bonus opportunity established for the plan year in which the qualifying termination occurs; or

¡	the participant’s target bonus opportunity in effect prior to the occurrence of the change in control,

in each case, adjusted on a pro rata basis based on the number of days the participant was actually employed during such plan year; and

•

the amount of monthly premiums that would have been paid by the Company on behalf of the participant under the Company’s health insurance plan, or COBRA (for a period of 36 months, 24 months and 12 months for Tier One Executives, Tier Two Executives and Tier Three Executives, respectively), plus an additional amount such that the participant effectively receives such premiums on a tax-free basis.

In addition, under the CIC Plan, any outstanding equity-based long-term incentive awards granted, including but not limited to stock options, stock appreciation rights, restricted stock, RSUs and Performance Shares, will become immediately vested in full upon a qualifying termination.

If the sum of the amounts to be received by the participant under the CIC Plan, plus all other payments or benefits that the participant has received or has the right to receive from the Company, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, that combined amount will be decreased by the smallest amount that will eliminate any such parachute payment. However, for Tier One Executives and Tier Two Executives

only, if the decrease referred to in the preceding sentence is 10% or more of the combined amount, the combined amount will not be decreased, but rather will be increased by an amount sufficient to provide the participant, after taking into account all applicable federal, state and local taxes, a net amount equal to the excise tax imposed on the combined amount (as increased by any applicable tax gross-up) by Section 4999 of the Internal Revenue Code.

Deferred Compensation Plan.    Under the Boyd Gaming Corporation Deferred Compensation Plan effective as of January 1, 2005 (the “Deferred Compensation Plan”), in which our Named Executive Officers are eligible to participate, Named Executive Officers may defer up to 25% of base salary and up to 75% of incentive compensation paid. We may make discretionary contributions to a participant’s account; however, during 2012, we did not exercise such discretion. Upon a change in control (as defined in the Deferred Compensation Plan), the benefits under the Deferred Compensation Plan are immediately payable in a lump sum, subject to certain conditions and limitations set forth in Internal Revenue Code section 409A and its related Treasury regulations. In addition, upon termination of employment prior to the age of 55 or death, benefits under the Deferred Compensation Plan are payable in a lump sum. Otherwise, upon termination of employment (including upon retirement), the participant may elect to have benefits paid in a lump sum or in periodic payments over a period of 5, 10 or 15 years; however, with respect to “specified employees” as defined in Internal Revenue Code section 409A, any payment that is triggered by termination of employment must be delayed for at least six months following the date of termination. Prior to the Deferred Compensation Plan, we maintained a separate, prior deferred compensation plan, but that plan has been closed to new contributions from participants since the effective date of the current plan.

Equity Incentive Plans.    During 2012, the only equity incentive plan in which our Named Executive Officers participated was our Stock Incentive Plan. Generally, except as our Compensation Committee may otherwise determine or in connection with a “long service” employee as discussed below, equity awards granted under each of our equity incentive plans provide that, in the event of termination, the grantee may exercise the portion of the option award that was vested at the date of termination for a period of three months following termination; provided that if the termination is due to disability or death, the exercise period is twelve months.

Pursuant to the terms of our Stock Incentive Plan, our Compensation Committee has the authority, in connection with an actual or anticipated change in control or corporate transaction, to provide for the full or partial accelerated vesting and exercisability of outstanding unvested awards.

Under our Stock Incentive Plan, a “change in control” means a change in ownership or control of the Company effected through:

•

the direct or indirect acquisition of more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer which the majority of the board of directors do not recommend; or

•

a change in the composition of the board of directors over a period of up to 36 months such that a majority of the board members cease, by reason of one or more contested elections, to be comprised of continuing directors.

Pursuant to the terms of our Stock Incentive Plan, a “corporate transaction” means any of the following transactions:

•	a merger or consolidation in which the Company is not the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	the complete liquidation or dissolution of the Company;

•

any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

•

an acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, but excluding an acquisition by the Company, by a Company-sponsored employee benefit plan or by members of the Boyd family or any transaction that the Compensation Committee deems is not a corporate transaction.

Pursuant to the form of our restricted stock unit agreement (“RSU Agreement”) for the Stock Incentive Plan, vesting ceases upon termination of continuous service (defined as employment) for any reason, including death or disability, except as described below. Any unvested RSUs held by the grantee following such termination will be deemed reconveyed to us. Also under our RSU Agreement, in the event of a change in control or corporate transaction (each as defined in the RSU Agreement), any outstanding award will automatically become fully vested. Notwithstanding the foregoing, in the event of a grantee’s Retirement (defined below), the grantee may be entitled to additional vesting with respect to RSUs. “Retirement” means separation from service (including as a result of death or disability), other than for Cause (as defined in the RSU Agreement), after reaching age 55 and having at least 10 years of service to the Company. In the event of a Retirement, the grantee will be entitled to accelerated vesting as follows:

Age of Employee and Length of Service at time of Retirement	Acceleration of Vesting for Unvested RSUs
55 years of age and 10-14 years of service	RSUs otherwise scheduled to vest within the 12 months following the date of Retirement shall fully accelerate

55 years of age and 15-19 years of service	RSUs otherwise scheduled to vest within the 24 months following the date of Retirement shall fully accelerate

55 years of age and 20 or more years of service	RSUs otherwise scheduled to vest within the 36 months following the date of Retirement shall fully accelerate

Pursuant to the form of our performance share unit agreement (“Performance Share Agreement”) for the Stock Incentive Plan, vesting ceases upon termination of continuous service (defined as employment) for any reason, except as described below. Any unvested units held by the grantee following such termination will be deemed reconveyed to us. Also under our Performance Share Agreement, in the event of a change in control or corporate transaction (as defined in the Performance Share Agreement), any outstanding award will automatically become fully vested assuming achievement of the applicable performance metrics at target, provided that such change in control or corporate transaction effective date occurs prior to the applicable award determination date. Notwithstanding the foregoing, in the event of a grantee’s Retirement, a portion or all of the shares may be issuable following the performance period (as shortened for a change in control or corporate transaction), based on deemed length of service during the performance period. In the event of a Retirement, the grantee shall be deemed to have provided service for the number of days within the performance period for which the grantee actually provided service, plus a credited number of days equal to 365 (after 10 years of service), 730 (after 15 years of service), and 1095 (after 20 years of service). The resulting number of days will be divided by the number of days in the performance period (with the resulting ratio never exceeding one), and the ratio will be multiplied by the number of shares that would be issued based on actual performance or target performance upon a change in control or corporate transaction.

In 2006, the Compensation Committee adopted the provisions in the table below to provide certain “long service” employees with automatic vesting acceleration and an extended exercise period with respect to stock options upon termination (other than for cause). Of our Named Executive Officers, William S. Boyd and Robert L. Boughner currently qualify as “long service” employees. These enhanced stock option provisions do not apply to stock options that are granted within six months of such employee’s termination.

Age of Employee and Length of Service at time of Termination	Acceleration of Vesting for Unvested Stock Options	Extended Exercise Period
55 years of age and 15-19 years of service	Options otherwise scheduled to vest within the 12 months following the date of termination shall fully accelerate	Up to 12 months following termination

55 years of age and 20-24 years of service	Options otherwise scheduled to vest within the 24 months following the date of termination shall fully accelerate	Up to 24 months following termination

55 years of age and 25 or more years of service	All unvested stock options shall fully accelerate	Up to 36 months following termination

In February 2013, the Compensation Committee approved an update to our “long service” employee vesting acceleration and extended exercise period schedule for stock option grants, the effect of which will be to update the length of service thresholds for accelerated vesting of stock options to match the schedule currently utilized with our RSU grants. Therefore, options granted after February 2013 will be subject to the “long service” employee vesting acceleration and extended exercise period schedule set forth below, while previously granted stock options will remain subject to the schedule above.

Age of Employee and Length of Service at time of Termination	Acceleration of Vesting for Unvested Stock Options	Extended Exercise Period
55 years of age and 10-14 years of service	Options otherwise scheduled to vest within the 12 months following the date of termination shall fully accelerate	Up to 12 months following termination

55 years of age and 15-19 years of service	Options otherwise scheduled to vest within the 24 months following the date of termination shall fully accelerate	Up to 24 months following termination

55 years of age and 20 or more years of service	All unvested stock options shall fully accelerate	Up to 36 months following termination

Other Benefits.    From time to time, in recognition of the contribution of services provided to us, we may in our discretion offer additional compensation and benefits to our executive officers in connection with their retirement from the Company. During 2012, no such discretion was exercised with respect to our senior executive officers.

Succession Planning

Pursuant to the Company’s Corporate Governance Guidelines, all of the independent members of our board of directors are involved in the succession planning of the Company. Our independent directors participate annually in a review of the Company’s current succession plan. Additionally, the Company has engaged in the past, and continues to engage, the nationally recognized consulting firm Lee Hecht Harrison to assist and advise during this annual review as well as on other matters related to succession planning.

Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer or any of the other three most highly compensated executive officers other than the chief financial officer. The Company has structured certain performance-based portions of its executive officers’ compensation in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m); however, we can provide no assurances that such compensation arrangements would ultimately satisfy such requirements if they were examined by the Internal Revenue Service.

The Compensation Committee believes, however, that in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Given our changing industry and business, as well as the competitive market for outstanding executives, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with our overall executive compensation program, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

The performance factors for compensation intended to qualify as performance-based compensation pursuant to Section 162(m) must be approved by stockholders every five years.

Summary Compensation Table (2012)

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal years ended December 31, 2010, 2011 and 2012, by:

•	our Chief Executive Officer;

•	our Chief Financial Officer; and

•	each of our other three most highly compensated executive officers, employed by us as of the end of fiscal year 2012,

whom we refer to collectively as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)		Stock Awards ($)(3)(4)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(2)	All Other Compensation ($)(5)	Total ($)
William S. Boyd	2012	1,000,000	250,000	(7)	597,429	232,754	170,000	80,796	2,330,979
Executive Chairman of the Board of Directors	2011	1,000,000	250,000	(7)	724,284	262,899	506,250	184,477	2,927,910
	2010	1,000,000	700,000	(7)	354,665	683,923	—	128,091	2,866,679

Keith E. Smith	2012	1,100,000	—		1,159,281	517,228	242,000	29,905	3,048,414
President and Chief Executive Officer	2011	1,100,000	—		1,441,194	584,218	742,500	39,634	3,907,546
	2010	1,100,000	660,000		550,216	1,080,563	—	16,516	3,407,295

Robert L. Boughner(6)	2012	1,100,000	—		612,425	232,754	187,000	161,366	2,293,545
Executive Vice President and Chief Business Development Officer	2011	1,100,000	—		739,288	262,899	556,875	148,684	2,807,746
	2010	1,100,000	495,000		421,121	634,512	—	159,731	2,810,364

Paul J. Chakmak	2012	750,000	—		548,674	232,754	127,500	17,326	1,676,254
Executive Vice President and Chief Operating Officer	2011	675,000	—		675,530	262,899	341,719	16,948	1,972,096
	2010	675,000	304,000		390,162	648,305	—	16,238	2,033,705

Josh Hirsberg	2012	485,000	—		192,648	77,584	58,200	11,367	824,799
Senior Vice President, Treasurer and Chief Financial Officer	2011	435,000	—		234,931	87,632	117,450	441	875,454
	2010	435,000	104,500		149,584	46,724	—	441	736,249

(1)	Includes amounts deferred, to the extent of such individual’s participation, pursuant to our 401(k) Profit Sharing Plan and Trust and our Deferred Compensation Plan.
(2)	For the year ended December 31, 2012, the Compensation Committee approved the payment of a short-term bonus under the 2000 MIP. For a discussion regarding the 2012 bonus payments, see “—Compensation Discussion and Analysis—Primary Components of our Compensation Program—Short-Term Bonus.”
(3)	Reflects the grant date fair value as determined in accordance with Accounting Standards Codification 718 (“ASC 718”) for the fiscal years ended December 31, 2010, 2011, and 2012, respectively, of awards to each of the Named Executive Officers granted in such years pursuant to our Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in the notes to our audited financial statements under the caption “Stockholders’ Equity and Stock Incentive Plans,” for the fiscal years ended December 31, 2010, 2011, and 2012, included in our Annual Reports on Form 10-K filed with the SEC on March 15, 2011, March 7, 2012 and March 18, 2013, respectively. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	Includes RSUs and Performance Shares. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three year cliff vesting and satisfaction of certain performance metrics. With respect to the Performances Shares, the amounts reported in the table assume that the performance metrics were all achieved at the target performance level. As required pursuant to Instruction 3 of Item 402(c)(2)(v) of Regulation S-K, if the performance metrics were all achieved at maximum performance the Grant Date Fair Value of the Performance Shares awarded to each of our Named Executive Officers would be: to Mr. Smith, $1,276,190, to each of Messrs. Boyd, Boughner and Chakmak, $574,284, and to Mr. Hirsberg, $191,432. Notwithstanding the foregoing, the RSUs and the Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See—Compensation Discussion and Analysis—Equity Compensation.”

(5)	The amounts shown as “all other compensation” include the following perquisites and personal benefits:

Name	401(k) Contributions(A)	Life Insurance Premiums	Medical Reimbursements(B)	Use of Corporate Aircraft and Corporate Car(C)	Other Benefits(D)
William S. Boyd	$3,750	$442	$23,121	$46,733	$6,750
Keith E. Smith	3,750	442	11,565	14,148	—
Robert L. Boughner	3,750	442	5,182	—	151,992
Paul J. Chakmak	3,543	442	13,341	—	—
Josh Hirsberg	—	354	11,013	—	—

(A)	Represents amounts we contributed pursuant to the 401(k) Profit Sharing Plan and Trust.
(B)	Represents our Medical Expense Reimbursement Plan, which includes plan premiums, company sponsored health care plan premiums and amounts received as reimbursements under this plan.
(C)	Represents the aggregate incremental cost to the Company for use of our corporate aircraft and, solely as it relates to Mr. Boyd, use of a corporate car. Of the total amounts reported for Mr. Boyd for 2012, $3,975 is attributable to the use of a corporate car.
(D)	Includes reimbursed state income tax gross up payment for Mr. Boughner for his 2011 New Jersey income tax liability. Includes country club membership fees for Mr. Boyd.
(6)	In December 2009, Mr. Boughner was named our Executive Vice President and Chief Business Development Officer. Beginning in January 2009 until November 30, 2012, he also served as President and Chief Operating Officer of MDCC, the Company’s New Jersey joint venture. Mr. Boughner continues to serve as Executive Vice President and Chief Operating Officer of Marina District Finance Company, Inc. (“MDFC”), a wholly owned subsidiary of MDDC. The full amount of Mr. Boughner’s compensation reflected for 2012 was paid by the Company, with approximately $1,378,548 being reimbursed by MDDC. For more information regarding MDDC and MDFC, see “—Transactions with Related Persons.”
(7)	Includes a special bonus in the amount of $250,000 that was approved by our Compensation Committee and paid to Mr. Boyd in recognition of the loss of a benefit that Mr. Boyd previously received under certain split-dollar life insurance arrangements that we terminated in December 2003.

Grants of Plan-Based Awards Table (2012)

The following table sets forth information regarding each grant of an award made under our incentive plans to our Named Executive Officers during the fiscal year ended December 31, 2012.

Name	Award Type	Grant Date	Date of Compensation Committee Action(6)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards—Number of Shares or Units			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Equity Awards ($)(8)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William S. Boyd	Short-term bonus(1)	—	—	637,500	850,000	1,275,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/03/12	12/07/06	—	—	—	—	—	—	19,506	—	—	150,001
	Stock Options(3)	11/08/12	—	—	—	—	—	—	—	—	76,531	5.22	232,754
	RSU(4)	11/08/12	—	—	—	—	—	—	—	42,857	—	—	223,714
	Performance Shares(5)	11/08/12	—	—	—	—	21,428	42,857	85,714	—	—	—	223,714

Keith E. Smith	Short-term bonus(1)	—	—	907,500	1,210,000	1,815,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/03/12	12/07/06	—	—	—	—	21,456	—	—	—	—	164,997
	Stock Options (3)	11/08/12	—	—	—	—	—	—	—	—	170,068	5.22	517,228
	RSU(4)	11/08/12	—	—	—	—	—	—	—	95,238	—	—	497,142
	Performance Shares(5)	11/08/12	—	—	—	—	47,619	95,238	190,476	—	—	—	497,142

Robert L. Boughner	Short-term bonus(1)	—	—	701,250	935,000	1,402,500	—	—	—	—	—	—	—
	Career RSUs(2)	01/03/12	12/07/06	—	—	—	—	—	—	21,456	—	—	164,997
	Stock Options(3)	11/08/12	—	—	—	—	—	—	—	—	76,531	5.22	232,754
	RSU(4)	11/08/12	—	—	—	—	—	—	—	42,857	—	—	223,714
	Performance Shares(5)	11/08/12	—	—	—	—	21,428	42,857	85,714	—	—	—	223,714

Paul J. Chakmak	Short-term bonus(1)	—	—	478,125	637,500	956,250	—	—	—	—	—	—	—
	Career RSUs(2)	01/03/12	12/07/06	—	—	—	—	13,166	—	—	—	—	101,247
	Stock Options(3)	11/08/12	—	—	—	—	—	—	—	—	76,531	5.22	232,754
	RSU(4)	11/08/12	—	—	—	—	—	—	—	42,857	—	—	223,714
	Performance Shares(5)	11/08/12	—	—	—	—	21,428	42,857	85,714	—	—	—	223,714

Josh Hirsberg	Short-term bonus(1)	—	—	218,250	291,000	436,500	—	—	—	—	—	—	—
	Career RSUs(2)	01/03/12	12/07/06	—	—	—	—	5,657	—	—	—	—	43,502
	Stock Options(3)	11/08/12	—	—	—	—	—	—	—	—	25,510	5.22	77,584
	RSU(4)	11/08/12	—	—	—	—	—	—	—	14,286	—	—	74,573
	Performance Shares(5)	11/08/12	—	—	—	—	7,143	14,286	28,572	—	—	—	74,573

(1)	Represents short-term (or annual) bonus for the 2012 fiscal year under the 2000 MIP. The award amount is based upon our performance relative to the operating budget measured by our EBITDA, as approved by the board of directors. “Threshold” represents achieving a performance level that is 90% of the target operating budget amount; “Target” represents achieving 100% of the target operating budget amount; and “Maximum” represents achieving 120% or more of the of the target operating budget amount. See “—Compensation Discussion and Analysis—Primary Components of our Compensation Program—Short-Term Bonus.”
(2)	Represents Career RSUs granted to the Named Executive Officers for no consideration pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid out in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. To receive any payout under the Career Shares Program, grantees must be at least 55 years old and must have been continually employed by us for a minimum of 10 years. Retirement after 10 years of service will entitle a grantee to fifty percent (50%) of his or her Career RSUs. This increases to seventy-five percent (75%) after 15 years and one hundred percent (100%) following 20 years of employment. In the event of a grantee’s death or permanent disability, or following a change in control of the Company, the grantee will be deemed to have attained age 55 and the Career RSUs will immediately vest and convert into shares of our common stock based on the grantee’s years of continuous service through the date of death, termination resulting from permanent disability or the change in control, as applicable. See “—Compensation Discussion and Analysis—Career Shares Program.”
(3)

Represents stock options granted under our Stock Incentive Plan. The stock options granted to the Named Executive Officers in 2012 have a 10-year term and vest as to 33 1/3% of the shares of our common stock underlying the option grant per year on the first day of each successive 12-month period, commencing one year from the date of grant. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(4)	Represents RSUs granted under our Stock Incentive Plan. Each RSU represents a contingent right to receive one share of our common stock. The RSUs granted to the Named Executive Officers in 2012 vest in full upon the third anniversary of the grant date. The RSUs are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(5)	Represents Performance Shares granted under our Stock Incentive Plan. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three year cliff vesting and satisfaction of certain performance metrics. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”
(6)	On December 7, 2006, our Compensation Committee adopted a policy of providing for the automatic grant of Career RSUs on January 2 of each calendar year (or, if January 2 is not a business day, then the next business day) based on the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day. For more information see “—Compensation Discussion and Analysis—Career Shares Program.”
(7)	The exercise price of option awards is based on the fair market value of our common stock on the date of grant, calculated as the closing sales price for our common stock on the date of determination.
(8)	Represents the aggregate ASC 718 value of awards made in 2012. With respect to the Performances Shares, the amounts reported in the table assume that the performance metrics were all achieved at the target performance level.

Outstanding Equity Awards at Fiscal Year-End Table (2012)

The following table sets forth information regarding unexercised stock options and unvested Restricted Stock Units for each of our Named Executive Officers outstanding as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(4)
William S. Boyd	425,000	—		36.76	12/08/2014	24,540	(7)	162,946
	305,000	—		39.96	10/19/2015	42,857	(8)	284,570
	305,000	—		39.00	11/02/2016	21,428	(9)	142,282
	195,000	—		38.11	12/06/2017	42,857	(10)	284,570
	146,375	—		6.60	11/04/2018	21,428	(11)	142,282
	146,375	—		7.55	11/03/2019
	97,584	48,791	(1)	8.34	11/01/2020
	25,511	51,020	(2)	6.70	12/07/2021
	—	76,531	(3)	5.22	11/08/2022

Keith E. Smith	43,333	—		14.23	05/15/2013	94,957	(5)	630,514
	150,000	—		36.76	12/08/2014	46,189	(6)	306,695
	115,000	—		39.96	10/19/2015	46,189	(7)	306,695
	115,000	—		39.00	11/02/2016	95,238	(8)	632,380
	185,000	—		38.11	12/06/2017	47,619	(9)	316,190
	194,265	—		6.60	11/04/2018	95,238	(10)	632,380
	231,265	—		7.55	11/03/2019	47,619	(11)	316,190
	154,177	77,088	(1)	8.34	11/01/2020
	56,690	113,378	(2)	6.70	12/07/2021
	—	170,068	(3)	5.22	11/08/2022

Robert L. Boughner	150,000	—		36.76	12/08/2014	34,642	(6)	230,023
	115,000	—		39.96	10/19/2015	30,710	(7)	203,914
	115,000	—		39.00	11/02/2016	42,857	(8)	284,570
	130,000	—		39.78	11/07/2017	21,428	(9)	142,282
	135,800	—		6.60	11/04/2018	42,857	(10)	284,570
	135,800	—		7.55	11/03/2019	21,428	(11)	142,282
	90,534	45,266	(1)	8.34	11/01/2020
	25,511	51,020	(2)	6.70	12/07/2021
	—	76,531	(3)	5.22	11/08/2022

Paul J. Chakmak	40,000	—		16.37	02/02/2014	58,470	(5)	388,241
	40,000	—		36.76	12/08/2014	23,095	(6)	153,351
	35,000	—		39.96	10/19/2015	34,642	(7)	230,023
	75,000	—		39.00	11/02/2016	42,857	(8)	284,570
	111,000	—		38.11	12/06/2017	21,428	(9)	142,282
	111,000	—		6.60	11/04/2018	42,857	(10)	284,570
	138,752	—		7.55	11/03/2019	21,428	(11)	142,282
	92,502	46,250	(1)	8.34	11/01/2020
	25,511	51,020	(2)	6.70	12/07/2021
	—	76,531	(3)	5.22	11/08/2022

Josh Hirsberg	25,000	—		33.31	01/02/2018	23,439	(5)	155,635
	20,000	—		6.60	11/04/2018	12,720	(7)	84,461
	20,000	—		7.55	11/03/2019	14,286	(8)	94,859
	6,667	3,333	(1)	8.34	11/01/2020	7,143	(9)	47,430
	8,504	17,006	(2)	6.70	12/07/2021	14,286	(10)	94,859
	—	25,510	(3)	5.22	11/08/2022	7,143	(11)	47,430

(1)

These stock options were granted on November 1, 2010 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 1, 2011. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(2)

These stock options were granted on December 7, 2011 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on December 7, 2012. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(3)

These stock options were granted on November 8, 2012 and will vest and become exercisable as to 33 1/3% of the shares of our common stock underlying the option grant on the first day of each successive 12-month period, with the first installment vesting on November 8, 2013. Notwithstanding the foregoing, these stock options are subject to enhanced vesting and exercise period provisions for certain “long service” employees as discussed above in “—Compensation Discussion and Analysis—Post-Termination Compensation—Equity Incentive Plans.”

(4)	Pursuant to applicable SEC rules, represents the closing market price of our common stock on December 31, 2012 ($6.64), multiplied by the aggregate number of Career RSUs, Restricted Stock Units or Performance Shares, as applicable, held by the Named Executive Officer on such date.
(5)	Represents unvested Career RSUs granted to the Named Executive Officers for no consideration pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. The only Named Executive Officers whose Career RSUs were fully vested as of December 31, 2012 were Mr. Boyd and Mr. Boughner. The actual market value of our common stock, if any, ultimately received upon the grantee’s termination of service in connection with such Career RSUs can only be determined upon the occurrence of such termination. See “—Compensation Discussion and Analysis—Career Shares Program.”
(6)	Represents awards of Restricted Stock Units granted for no consideration pursuant to our 2000 MIP and Stock Incentive Plan in April 2008. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock upon vesting. The Restricted Stock Units will vest in full upon the sooner to occur of (i) April 16, 2013 or (ii) a date after October 16, 2009 upon which the closing price of our common stock is $25.98 (which represents 150% of the closing price of our common stock on April 15, 2008) or greater for twenty (20) consecutive trading days beginning on or after October 16, 2009. The Restricted Stock Units are subject to the forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan.
(7)	Represents Restricted Stock Units granted under our Stock Incentive Plan on November 1, 2010. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The Restricted Stock Units granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(8)	Represents Restricted Stock Units granted under our Stock Incentive Plan on December 7, 2011. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The Restricted Stock Units granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(9)	Represents Performance Shares granted under our Stock Incentive Plan on December 7, 2011. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three year cliff vesting and satisfaction of certain performance metrics. In accordance with Instruction 3 to Item 402(f)(2) of Regulation S-K the amount reported is the threshold number of shares that may be issued pursuant to the award. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”
(10)	Represents Restricted Stock Units granted under our Stock Incentive Plan on November 8, 2012. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The Restricted Stock Units granted to the Named Executive Officers vest in full upon the third anniversary of the grant date. Notwithstanding the foregoing, these Restricted Stock Units are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Incentive Plans.”
(11)	Represents Performance Shares granted under our Stock Incentive Plan on November 8, 2012. Each Performance Share represents a contingent right to receive up to a maximum of two (2) shares of our common stock, subject to three year cliff vesting and satisfaction of certain performance metrics. In accordance with Instruction 3 to Item 402(f)(2) of Regulation S-K the amount reported is the threshold number of shares that may be issued pursuant to the award. Notwithstanding the foregoing, these Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and the Stock Incentive Plan. See “—Compensation Discussion and Analysis—Equity Compensation.”

Option Exercises and Stock Vested Table (2012)

The following table sets forth information regarding the exercise of stock options and the vesting of Restricted Stock Units for each of our Named Executive Officers during the fiscal year ended December 31, 2012.

	OPTION AWARDS(1)		STOCK AWARDS(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
William S. Boyd	—	—	44,046	285,462	(4)
Keith E. Smith	—	—	46,189	254,963
Robert L. Boughner	—	—	52,166	334,516	(4)
Paul J. Chakmak	—	—	34,642	191,224
Josh Hirsberg	—	—	8,480	46,810

(1)	During 2012, none of our Named Executive Officers exercised any stock options.
(2)	On November 3, 2012, Restricted Stock Units granted to the Named Executive Officers, under our Stock Incentive Plan on November 3, 2009, vested in full in accordance with the terms of their award agreement. Each Restricted Stock Unit represents a contingent right to receive one share of our common stock. The value realized is calculated by multiplying the closing market price on November 2, 2012, $5.52, the business day of vesting, by the total number of shares that vested.
(3)	Consistent with applicable SEC rules, represents the number of Career RSUs and/or RSUs that vested during 2012 for the applicable Named Executive Officer, multiplied by the market price of the underlying shares of our common stock on the vesting date.
(4)	Includes Career RSUs that were granted to the Named Executive Officers on January 3, 2012 for no consideration pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid out in shares of our common stock at the time of retirement based upon the grantee’s attained age and years of continuous service at the time of retirement. Since Mr. Boyd and Mr. Boughner were at least 55 years old and had been employed by us for at least 20 years as of the January 3, 2012 grant date, they were each immediately 100% vested in the Career RSUs granted. As a result, the value realized becomes the closing market price on January 3, 2012, $7.69, the grant date, multiplied by the number of units. However, consistent with the terms of the Career Shares Program as described above, the Career RSUs of Mr. Boyd and Mr. Boughner will not convert into our common stock until the termination of each of their respective service with us. The value Mr. Boyd and Mr. Boughner receive, if any, upon such conversion can only be determined at the time that each of their respective service with us terminates.

Non-Qualified Deferred Compensation Table (2012)

Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified. Under our Deferred Compensation Plan, our Named Executive Officers may defer up to 25% of their base salary and up to 75% of their incentive compensation. We may make discretionary matching or additions to a participant’s account; however, during 2012, we did not exercise such discretion. For an explanation on a participant’s potential distributions, see “—Compensation Discussion and Analysis—Deferred Compensation Plan.” Our Deferred Compensation Plan is a self-directed investment program containing investment features and funds that are substantially similar to the Company’s 401(k) program. The following table sets forth amounts deferred under our Deferred Compensation Plan, including our predecessor plan, for the year ended December 31, 2012:

Name	Executive Contributions in Last FY ($)		Aggregate Earnings (Losses) in Last FY ($)	Aggregate Balance at Last FYE ($)
William S. Boyd	—		—	—
Keith E. Smith	12,834	(1)	50,438	340,008	(2)
Robert L. Boughner	—		23,743	607,738
Paul J. Chakmak	—		24,701	157,950
Josh Hirsberg	—		—	—

(1)	This amount is disclosed in the Summary Compensation Table under the heading “Salary” for 2012.
(2)	Includes $55,002 that was previously disclosed in the Summary Compensation Table under the heading “Salary” for 2011 and $38,500 that was previously disclosed in the Summary Compensation Table under the heading “Bonus” for 2010.

Potential Payments upon Termination or Change in Control (2012)

Under the terms of our 2000 MIP, CIC Plan and our equity incentive plans, including the individual award agreements under our equity incentive plans, payments may be made to our Named Executive Officers upon their termination of employment or a change in control of the Company. See “—Compensation Discussion and Analysis—Post-Termination Compensation” for an explanation of the specific circumstances that would trigger payments under each plan. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into any severance agreements with our Named Executive Officers.

The following table sets forth the estimated payments that would be made to each of our Named Executive Officers upon voluntary termination, involuntary termination—not for cause,—for cause, and—as a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 31, 2012 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $6.64 per share (the closing market price of our common stock on December 31, 2012, the last trading day in 2012);

•

For purposes of the short-term/annual awards under the 2000 MIP, (i) the Named Executive Officers have earned their target awards and the plan administrator does not elect to eliminate or reduce the awards pursuant to authority to do so granted under the plan, and (ii) except as otherwise stated herein each Named Executive Officer has earned and is paid their target bonus, as applicable, under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•

The vesting of all unvested stock options, Restricted Stock Units, Performance Shares and Career RSUs held by the executives is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the particular plan (if not otherwise accelerated pursuant to the terms of the applicable award agreements, terms of the CIC Plan or pursuant to “long service” benefits); and

•

The portion of in-the-money stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of Restricted Stock Units, Performance Shares and Career RSUs) are immediately resold at the assumed price per share of our common stock on the date of termination.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination ($)	Involuntary Termination			Death or Permanent Disability ($)
		Not For Cause ($)	For Cause ($)	Change in Control ($)
William S. Boyd
CIC Plan	—	—	—	6,831,295	—
Short-term/Annual Bonus (2000 MIP)	850,000	850,000	850,000	850,000(1)	850,000
Unvested and Accelerated Awards Under Equity Incentive Plans	1,138,282	1,138,282	—	1,409,902	1,138,282
Total	1,988,282	1,988,282	850,000	9,091,197	1,988,282

Keith E. Smith
CIC Plan	—	—	—	12,325,201	—
Short-term/Annual Bonus (2000 MIP)	—	—	—	1,210,000(2)	1,210,000
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	4,014,922	630,514
Total	—	—	—	17,550,123	1,840,514

Robert L. Boughner
CIC Plan	—	—	—	5,363,187	—
Short-term/Annual Bonus (2000 MIP)	935,000	935,000	935,000	935,000(1)	935,000
Unvested and Accelerated Awards Under Equity Incentive Plans	1,138,282	1,138,282	—	1,680,893	1,138,282
Total	2,073,282	2,073,282	935,000	7,979,080	2,073,282

Paul J. Chakmak
CIC Plan	—	—	—	5,286,722	—
Short-term/Annual Bonus (2000 MIP)	—	—	—	637,500(2)	637,500
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	2,066,516	—
Total	—	—	—	7,990,738	637,500

Josh Hirsberg
CIC Plan	—	—	—	2,762,970	—
Short-term/Annual Bonus (2000 MIP)	—	—	—	291,000(2)	291,000
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	674,976	—
Total	—	—	—	3,728,946	291,000

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination with or without cause.
(2)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.

Director Compensation Table (2012)

The following table sets forth the compensation earned for services performed for us as a director by each member of our board of directors, other than any directors who are also our employees, during the fiscal year ended December 31, 2012.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Frederick J. Schwab	105,000	112,502	—	9,453	226,955
Peter M. Thomas	92,500	112,502	—	9,453	214,455
Billy G. McCoy	90,500	112,502	—	9,453	212,455
Christine J. Spadafor	85,000	112,502	—	4,726	202,228
Veronica J. Wilson	80,500	112,502	—	—	193,002
Thomas V. Girardi	83,000	112,502	—	—	195,502
Richard E. Flaherty	73,500	112,502	—	12,213	198,215

(1)	Marianne Boyd Johnson and William R. Boyd each serves as a member of our board of directors and also both serve as our executive officers. Neither Ms. Johnson nor Mr. Boyd receives any compensation (including board or committee fees, stock options or otherwise) for serving as a member of our board of directors, but they are compensated for serving as an executive officer. For more information, see “Transactions with Related Persons.”
(2)	Represents the amount of cash compensation earned in 2012 for service on our board of directors and committees of our board of directors, as applicable. In late 2011, the independent members of our board of directors approved the conversion to a fixed monthly director fee retainer payment beginning in 2012 in lieu of director fee payments based on attendance at board or committee meetings, which had been our historical practice. As a part of this change, the annual retainer component was increased to $66,500 (from $55,000 in 2011). Each independent director’s monthly retainer was then specifically established based on committee memberships, anticipated meeting frequency and committee chair or lead director positions held during the year. Fixed annual committee retainers were then established at $14,000 for the Audit Committee and $4,500 for each of the Compensation Committee and the Corporate Governance and Nominating Committee. The Chairman of the Audit Committee received an additional annual fee of $15,000 for his added responsibilities. The Chairman of each of the Compensation Committee and the Corporate Governance and Nominating Committee received an additional annual fee of $7,500, for their added responsibilities. In addition, our Presiding Director received an additional annual fee in the amount of $15,000 for serving in such position. Additionally, Mr. Schwab earned an additional fixed retainer fee of $15,000 for his service on the corporate governance committee of MDDC.
(3)	These amounts reflect the grant date fair value, as determined in accordance with ASC 718, of awards pursuant to our Stock Incentive Plan. Assumptions used in the calculation of these amounts are included in Note 14, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on March 18, 2013. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	On May 17, 2012, we awarded each non-employee director RSUs in the amount of 15,539 shares, each fully vested upon grant and to be paid in shares of our common stock upon cessation of service on the board of directors. The restricted stock units do not contain voting rights and are not entitled to dividends. As of December 31, 2012, each of our current non-employee directors had outstanding RSUs entitling them to 59,366 shares of our common stock upon retirement from the board, other than Ms. Spadafor and Dr. Flaherty. As of December 31, 2012, Ms. Spadafor had RSUs entitling her to 48,085 shares of our common stock upon retirement. For Dr. Flaherty, who joined our board of directors in October 2011, this award was his initial grant of RSUs.

(5)	As of December 31, 2012, certain of our current directors had stock options outstanding to purchase shares of our common stock in the aggregate amounts set forth in the table below, subject to the terms of their award agreements:

Name	Aggregate Number of Shares Underlying Stock Options (#)
Frederick J. Schwab	2,000
Peter M. Thomas	3,500
Billy G. McCoy	3,000
Veronica J. Wilson	6,000
Thomas V. Girardi	5,000

Prior to fiscal year 2009, each non-employee director had received an option to purchase 5,000 shares of our common stock upon first joining the board of directors and, prior to fiscal year 2007, had received an additional option to purchase 1,000 shares of our common stock on the date of each succeeding annual meeting of stockholders so long as the director served on the board of directors for the preceding twelve months. The stock options granted to our non-employee directors were granted at fair market value on the date of grant and vest at the rate of 25% per year on the first day of each successive 12 month period for a four year period, commencing one year from the date of grant. All of these prior grants of stock options were fully vested by the end of fiscal year 2010.

(6)	Each of our non-employee directors is eligible to participate in our Medical Expense Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. The amounts in this column represent amounts paid in the form of plan premiums or received as reimbursement under this plan for the fiscal year ended December 31, 2012.

Director Emeritus

Mr. Perry Whitt, a former member of our board of directors, had been elected by the board of directors to serve as our director emeritus. In that role, Mr. Whitt was invited to attend board of director meetings but did not have any voting rights. During 2012 until his passing in October, Mr. Whitt was compensated for his service as our director emeritus in the amount of $32,083. He also participated in our Medical Expense Reimbursement Plan, which included plan premiums and other reimbursements in the amount of approximately $9,453. The Company wishes to acknowledge its heartfelt appreciation for the decades of contributions that Mr. Whitt provided to us. He was a lifelong friend of the Company and is deeply missed.

BOARD COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation and Stock Option Committee Report and the Report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings, except to the extent that the Company specifically incorporates such report by reference, and such incorporated report shall not otherwise be deemed filed.

Compensation and Stock Option Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Thomas V. Girardi, Chairman
Billy G. McCoy
Frederick J. Schwab
Members, Compensation and Stock Option Committee

Report of the Audit Committee

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2012.

We have discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

During the course of 2012, the Audit Committee continued to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparation for the evaluation in 2013. The Audit Committee was kept apprised of the progress of the 2012 evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee reviewed periodic updates provided by management, members of the Company’s internal audit group, and Deloitte. At the conclusion of the process, management, as well as members of the Company’s internal audit group, provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements and the effectiveness of internal control over financial reporting.

We have also considered whether the provision of services by Deloitte, other than services related to the audit of the financial statements referred to above and the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Deloitte.

Frederick J. Schwab, Chairman
Richard E. Flaherty Christine J. Spadafor Peter M. Thomas Veronica J. Wilson
Members, Audit Committee

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1—Election of Directors

General

Our board of directors currently has twelve members. Each of our directors is standing for re-election, to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Following the recommendation of our Corporate Governance and Nominating Committee, the board of directors has nominated the persons listed below to serve as directors for a one-year term beginning at the Annual Meeting.

Vacancies on our board of directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. The board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the board of directors, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of the board of directors become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our board of directors may determine.

In voting for a director, each stockholder is entitled to cast one vote for each outstanding share of our common stock that they hold. Stockholders are not entitled to cumulate their votes for members of the board of directors. The twelve nominees who receive the greatest number of “FOR” votes will be elected to the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”

THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Director Nominees

The names of the director nominees, their ages as of the record date and certain other information about them are set forth below:

				Board Committee Membership
Name	Age	Position	Director Since	Audit Committee	Corporate Governance and Nominating Committee	Compensation and Stock Option Committee
Robert L. Boughner	60	Executive Vice President, Chief Business Development Officer and Director	1996
William R. Boyd	53	Vice President and Director	1992
William S. Boyd	81	Executive Chairman of the Board of Directors	1988
Richard E. Flaherty	68	Director	2011	✓
Thomas V. Girardi	73	Director	2005		✓	Chair
Marianne Boyd Johnson	54	Vice Chairman of the Board of Directors and Executive Vice President	1990
Billy G. McCoy	72	Director	1997		✓	✓
Frederick J. Schwab	73	Director	2002	Chair		✓
Keith E. Smith	52	President, Chief Executive Officer and Director	2005
Christine J. Spadafor	57	Director	2009	✓	✓
Peter M. Thomas	63	Director	2004	✓	Chair
Veronica J. Wilson	61	Director	2003	✓

Robert L. Boughner has served as a director of the Company since April 1996 and has more than 25 years of senior management experience with the Company. In December 2009, Mr. Boughner was named Executive Vice President and Chief Business Development Officer for the Company. Additionally, from January 2009 through November 2012, Mr. Boughner served as the President and Chief Operating Officer of Marina District Development Company, LLC (“MDDC”), the limited liability company formed as part of a 50-50 joint venture with MGM Resorts International. MDDC owns and operates the Borgata Hotel Casino and Spa and the Water Club in Atlantic City, New Jersey. He also served as President and Chief Executive Officer of our Echelon Place project, from July 2005 through the sale of the project in March 2013. Mr. Boughner had held the position of Chief Executive Officer of MDDC from January 1999 through June 2006. Prior to his initial service with MDDC, Mr. Boughner had served as Chief Operating Officer and Senior Executive Vice President of the Company, from April 1990 and May 1998, respectively, through October 2001. He is active in civic and industry affairs and currently serves on the board of directors of Bank of Nevada and Southwest Gas Corporation.

William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. From June 1987 until December 1990, he was Director of Operations at the Fremont Hotel and Casino. From 1978 until 1987, he held various administrative and operations positions at the California Hotel and Casino and Sam’s Town Hotel and Gambling Hall. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada and is Chairman of Borgata’s charitable Heart and Soul Foundation. He also serves as chairman of the Company’s corporate compliance committee and is a member of the Company’s diversity council. Mr. Boyd is the son of William S. Boyd and the brother of Marianne Boyd Johnson, both of whom are directors and officers of the Company.

William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors since August 1988. Mr. Boyd has served as the Executive Chairman of the Board of Directors of the Company since January 2008, and he previously held the position of Chief Executive Officer of the Company from August 1988 through December 2007. A co-founder of California Hotel and Casino, Mr. Boyd has been a director of that company since its inception in 1973, and he has held several offices with that company, including having served as its President. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas for 15 years. Between 1970 and 1974, he also was Secretary, Treasurer and a member of the board of directors of the Union Plaza Hotel and Casino. Mr. Boyd has served as Vice Chairman of the board of directors of the American Gaming Association and for the past twelve years, has been on the board of directors and the President Emeritus of the National Center for Responsible Gaming. Mr. Boyd is also a member of the board of directors of Western Alliance Bancorporation. Mr. Boyd is the father of Marianne Boyd Johnson and William R. Boyd, both of whom are directors and officers of the Company.

Richard E. Flaherty has served as a director of the Company since October 2011. From September 2008 until retiring in July 2010, Dr. Flaherty served as the Dean of the Eberhardt School of Business at the University of the Pacific, in Stockton, California. Prior to that, he had served as Dean of the College of Business and Professor of Accounting at the University of Nevada, Las Vegas (“UNLV”) for eight years; and before joining UNLV, Dr. Flaherty was on the faculty at Arizona State University for approximately twenty-one years. He was also previously on the faculties of the University of Illinois and Oklahoma State University, and served for almost two years as a research associate at the Financial Accounting Standards Board. He has published articles on financial accounting theory and practice in several journals and co-authored an intermediate accounting textbook through six editions.

Thomas V. Girardi has served as a director since February 2005. Mr. Girardi served as a director of Coast Casinos, Inc. (“Coast Casinos”) from August 2002 through the closing of the Boyd/Coast merger transaction on July 1, 2004. He is currently a partner in the Los Angeles law firm of Girardi and Keese and has been practicing law since 1965, specializing in product liability law, toxic torts and bad faith insurance cases. Mr. Girardi also is a member of the board of directors of Spectrum Laboratories, Inc. and Astex Pharmaceuticals, Inc. (formerly known as Supergen, Inc.).

Marianne Boyd Johnson has served as Vice Chairman of the Board of Directors since February 2001 and has been a director since September 1990. Ms. Johnson has served as Executive Vice President of the Company since January 2008. She also serves as chief diversity officer of the Company. Ms. Johnson previously held the position of Senior Vice President of the Company from December 2001 through December 2007; and prior to being elected Senior Vice President, she had served as Vice President of the Company since September 1997. From 1976 until September 1990, she held a variety of operations positions with the Company. Ms. Johnson also serves on the board of directors of Western Alliance Bancorporation. Ms. Johnson is the daughter of William S. Boyd and the sister of William R. Boyd, both of whom are directors and officers of the Company.

Billy G. McCoy, Major General USAF (Ret), has been a director of the Company since March 1997. From 1993 to 1996, General McCoy served as Director of Development for the Company. He served on the board of Luscombe Aircraft Corporation from 1997 until July 2007, serving as its Chairman of the Board from 2000 until January 2007. He served as the President and Chief Operating Officer of Luscombe Aircraft Corporation from 1997 through January 2001. General McCoy entered the Air Force in June 1963 and was promoted to Major General in October 1989. During his 30 years of active service, he served as Commander of Homestead AFB in Florida, Langley AFB in Virginia, Luke AFB in Arizona, Nellis AFB in Nevada and Lackland AFB in Texas. He serves on the board of the Nevada Federal Credit Union and as a trustee of the Community College of Southern Nevada.

Frederick J. Schwab has served as a director of the Company since October 2002. Until retiring in March 2003, Mr. Schwab served as President and Chief Executive Officer of Porsche Cars North America, Inc. Mr. Schwab joined Porsche Cars North America as Executive Vice President, Finance and Administration, in 1985. He was promoted to Senior Executive Vice President in 1988 and named President and Chief Executive Officer in March 1992. Mr. Schwab was formerly a partner with Touche Ross & Co. (now Deloitte & Touche). In 1974, he joined Fruehauf Corporation as President of Ackermann Fruehauf, a wholly owned subsidiary in Germany. In 1978, he became President of Fruehauf Europe, responsible for all Fruehauf European operations. In 1982, Mr. Schwab was named Executive Vice President of Fruehauf International in Detroit, responsible for all non-North American controlled subsidiaries. Mr. Schwab also served on the board of directors of Indus International, Inc., from July 2004 until February 2007, and Cambium Learning Group, Inc. (as successor by merger with Voyager Learning Company), from 2006 until 2011.

Keith E. Smith has been President and a director of the Company since April 2005, and he has served as Chief Executive Officer since January 2008. Mr. Smith served as the Chief Operating Officer of the Company from October 2001 through December 2007, and prior to being appointed President, Mr. Smith had served as the Company’s Executive Vice President since May 1998. Mr. Smith joined the Company in September 1990, serving in various controllership positions, the last of which was Senior Vice President and Controller. In 2005, Mr. Smith was appointed to the Board of the Nevada Resort Association and served as Chairman from December 2008 until December 2012. Mr. Smith has been a member of the board of directors of the American Gaming Association since January 2008, including serving as its Chairman in 2010 and 2011. From 2005 to January 2011, he served as Vice Chairman of the Las Vegas Convention and Visitors Authority. In January 2012, Mr. Smith was appointed by the Federal Reserve Bank of San Francisco to serve as Chairman of the board of directors of its Los Angeles Branch, and he has served as a director on that board since January 2009.

Christine J. Spadafor has served as a member of our board of directors since May 2009. Ms. Spadafor has served since March 2004 as the President and Chief Executive Officer of SpadaforClay Group, Inc. (“SpadaforClay”), a global consulting firm that she founded. The professional focus of SpadaforClay is on strategic and operational issues for small and mid-cap companies, both domestic and international. Prior to her current firm, she held various roles for nearly a decade as a principal or partner with three global management consulting firms, specializing in strategy development and implementation, operational improvement and corporate turnarounds. Ms. Spadafor is a licensed attorney and registered nurse, and she currently serves as the Chief Executive Officer for St. Jude’s Ranch for Children, a non-profit organization that provides services to abused, abandoned and neglected children. She has held this position with St. Jude’s Ranch since April 2006. Ms. Spadafor is a published author, has served on a number of non-profit boards and in 2008 was selected by Direct Women in conjunction with the American Bar Association as one of the top 20 female attorneys in the U.S. with outstanding business expertise.

Peter M. Thomas has served as a director of the Company since April 2004. Mr. Thomas served as a director of Coast Casinos from August 2002 until his election to the board of directors of the Company, and he served on the Rio Suite Hotel and Casino, Inc. board of directors from 1995 to 1999. Mr. Thomas is the Managing Member of Thomas & Mack Co. Limited Liability Company, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada from 1992 to 1995 and, prior to the acquisition of Valley Capital Corporation by Bank of America, as the President and Chief Operating Officer of Valley Bank of Nevada from 1982 to 1992. Mr. Thomas was the Chairman of the Las Vegas Metropolitan Police Department’s Committee on Fiscal Affairs and a committee member from 1994 through 2006. Mr. Thomas has been a member of the board of directors of City National Corp. since April 2003 and was a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco from January 2003 to December 2008.

Veronica J. Wilson has served as a director of the Company since October 2003. Since November 2009, Ms. Wilson has served as the Executive Director of the Blind Center of Nevada, an organization that assists people with visual impairments. Prior to her current position, she had served as that organization’s President and Chief Executive Officer since September 2000. In addition, from July 1993 through March 2002, Ms. Wilson had served as the Chief Executive Officer of JMJ Inc., the former operator of the Aladdin Hotel & Casino. Prior to serving as the Chief Executive Officer, Ms. Wilson served as JMJ Inc.’s Chief Financial Officer from June 1992 to July 1993. From 1973 to 1992, Ms. Wilson held several accounting positions with Maxim Hotel & Casino. Ms. Wilson is a committee member on the Nevada State Rehabilitation Council, Chairman of the Aging and Disability Resource Center Advisory Board and a member of the Nevada Strategic Plan Accountability Committee. Ms. Wilson has over 30 years of experience in the gaming industry.

Meetings of the Board of Directors

The board of directors held a total of twelve (12) meetings during 2012. The Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee held sixteen (16), four (4) and four (4) meetings during 2012, respectively. Each director attended at least 75% of the meetings of the board of directors and the committees of the board of directors on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholders meetings. Last year, all of the members of the board of directors attended the 2012 Annual Meeting of Stockholders.

PROPOSAL 2—Ratification of Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) has served as the independent registered public accounting firm for the Company and California Hotel and Casino, our predecessor, since 1981 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2013. In the event that the stockholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its future selection of auditors. Even if the appointment is ratified, the Audit Committee reserves the right, in its sole discretion, to select a different independent registered public accounting firm at any time during the fiscal year if it determines such a change would be in our best interests and the best interests of our stockholders. A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services, other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2012 and 2011.

	2012	2011
Audit Fees(1)	$1,770,000	$1,350,000
Audit-Related Fees(2)	257,000	253,000
Tax Fees(3)	281,000	498,000
All Other Fees	—	—

Total	$2,308,000	$2,101,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting, including for 2012, professional services relating to our acquisition of Peninsula and to our debt offerings.
(2)	Audit-related fees consist primarily of services provided in connection with our regulatory audits, consulting on technical accounting matters, review of valuation services and certain other audit-related consultation services.
(3)	Tax fees consist primarily of tax consultation and planning fees and tax compliance services, including services provided in connection with certain federal and state tax matters, cost segregation services, transaction support and Internal Revenue Service examination support services, and in 2012, services provided in connection with our acquisition of Peninsula.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled committee meeting. All services provided by Deloitte in fiscal year 2012 were in compliance with our policy relating to the pre-approval of services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans in effect at December 31, 2012.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))
Equity compensation plans approved by stockholders	14,738,315(1)	$23.98(2)	3,067,301(3)
Equity compensation plans not approved by stockholders	—	—	—

Total	14,738,315(1)	$23.98(2)	3,067,301(3)

(1)	Includes options to purchase shares outstanding under our 1993 Director’s Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan and our Stock Incentive Plan. Also includes RSUs and Performance Shares outstanding under our Stock Incentive Plan.
(2)	Weighted Average Exercise Price does not include RSUs or Performance Shares outstanding under our Stock Incentive Plan, which are exercisable for zero consideration.
(3)	Consists of shares available for future issuance under our Stock Incentive Plan, which may also be issued as RSUs and Performance Shares under our 2000 MIP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE;

TRANSACTIONS WITH RELATED PERSONS; POLICIES AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during 2012 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were satisfied, except that one Form 4 for William R. Boyd to report a disposition, one Form 4 for Christine J. Spadafor to report an acquisition and one Form 4 for Veronica J. Wilson to report an acquisition were filed late.

Transactions with Related Persons

We purchase, in arm’s length negotiated, ordinary course commercial transactions, communications-related products and services from Switch, LLC (“Switch”) and its majority-owned subsidiary, Switch Business Solutions, LLC (“SBS”). Peter M. Thomas, a member of the board of directors, owns, either directly or indirectly, an approximate 5.7% equity interest as a passive investor in Switch. Mr. Thomas’ family members own collectively, either directly or indirectly, an approximate 15.9% equity interest in Switch. Mr. Thomas does not actively engage in the management of Switch or SBS. Mr. Thomas’ sibling, who is affiliated with SCG, is not involved in the daily business operations or decisions of Switch and does not perform any policy-making functions. Additionally, Mr. Thomas’ sibling is not and never has been an employee of Switch and none of the employees or contractors of Switch report to him. We paid Switch and SBS, in the aggregate, a total of approximately $873,000 in fiscal year 2012, and expect to pay such entities a substantially similar amount in fiscal year 2013. Our transactions with Switch and SBS represented less than 0.7% of Switch’s and SBS’s consolidated revenue for 2012, and is expected to represent less than 0.5% of Switch’s and SBS’s consolidated revenue in 2013.

Marianne Boyd Johnson, William R. Boyd and Samuel J. Boyd are the children of William S. Boyd, the Executive Chairman of our Board of Directors. Samuel J. Johnson, III, is the step-son of Marianne Boyd Johnson, our Executive Vice President and Vice Chairman of the Company’s board of directors. Marianne Boyd Johnson received a base salary and cash bonus in the amount of $285,600 for fiscal year 2012 and is receiving a base salary in the amount of $255,000 for fiscal year 2013. William R. Boyd, a Vice President and member of the Company’s board of directors, received a base salary and cash bonus in the amount of $248,400 for fiscal year 2012 and is receiving a base salary in the amount of $230,000 for fiscal year 2013. Samuel J. Boyd, Executive Host at The Orleans Hotel and Casino in Las Vegas, Nevada, received a base salary and cash bonus in the amount of $92,560 for fiscal year 2012 and is receiving a base salary in the amount of $110,000 for fiscal year 2013. Samuel J. Johnson, III, Director of Program Development with the Company, received a base salary and cash bonus in the amount of $149,552 for fiscal year 2012 and is receiving a base salary in the amount of $143,800 for fiscal year 2013. Additionally, Marianne Boyd Johnson and William R. Boyd, both members of our Management Committee, were each granted a special bonus RSU award in the amount of 8,472 shares and 5,139 shares, respectively, in February 2013 in recognition of the successful completion of our acquisition of Peninsula. Marianne Boyd Johnson, William R. Boyd, Samuel J. Boyd and Samuel J. Johnson, III are also eligible to earn cash bonuses in fiscal year 2013.

Through a wholly owned subsidiary, we own and operate the Borgata Hotel Casino and Spa and The Water Club in a joint venture with a divestiture trust established for the benefit of a wholly owned subsidiary of MGM Resorts International. MDDC is the operating company created pursuant to this arrangement. In January 2009, Robert L. Boughner, a member of our board of directors and our Executive Vice President and Chief Business Development Officer, resumed the duties of President and Chief Operating Officer of MDDC, which responsibilities he held until November 30, 2012. Mr. Boughner also continues to serve as the Executive Vice President and Chief Operating Officer of Marina District Finance Company, Inc., a wholly owned subsidiary of MDDC. Consistent with past years in which Mr. Boughner served as an executive officer of MDDC, MDDC reimbursed the Company for a corresponding portion of Mr. Boughner’s compensation. For 2012, MDDC reimbursed the Company approximately $1,379,000.

Policies and Procedures Regarding Transactions with Related Persons

We attempt to analyze all transactions in which the Company (or our subsidiaries) participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and their respective immediate family members. As it relates to our employees, officers and directors, pursuant to our Code of Business Conduct and Ethics, which is available on our website at www.boydgaming.com, a conflict of interest arises when personal interests interfere with the ability to act in the best interests of the Company. Pursuant to our Code of Business Conduct and Ethics, our employees are to disclose any potential conflicts of interest to the Chief Executive Officer or his designees, who will advise the employee as to whether or not the Company believes a conflict of interest exists. Employees are also to disclose potential conflicts of interest involving their respective spouses, siblings, parents, in-laws, children, and members of their households. Non-employee directors are also to discuss any concerns with the Chairman of the Corporate Governance and Nominating Committee or our General Counsel.

Each year, we require our directors and executive officers to complete a questionnaire that is intended to, among other things, identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest that exceeds $120,000. We also require that directors and executive officers promptly notify us of any changes during the course of the year to the information provided in the annual questionnaire.

Our Audit Committee, pursuant to its charter, has responsibility for reviewing and approving certain related person transactions, as provided in the charter. In addition, the board of directors annually determines the independence of directors based on a review by the directors and the Corporate Governance and Nominating Committee.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified.

STOCKHOLDER PROPOSALS; OTHER MATTERS

Stockholder Proposals

Our stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Consistent with the Company’s bylaws, to be properly considered at the 2014 Annual Meeting of Stockholders, notice of stockholder proposals must be given to our Corporate Secretary in writing not less than 45 days and not more than 75 days prior to the anniversary of the date on which we first mailed notice of access to our proxy materials for this year’s Annual Meeting of Stockholders (i.e., not earlier than January 18, 2014 and not later than February 17, 2014), after which the notice is untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. In addition, proposals of stockholders intended to be presented at our 2014 Annual Meeting of Stockholders and included in the board of directors’ proxy statement and form of proxy for that meeting must be received by us, Attention: Brian A. Larson, Executive Vice President, Secretary and General Counsel, at our principal offices, no later than December 4, 2013. If the date of the 2014 Annual Meeting of Stockholders is moved by more than 30 days from the anniversary of this year’s annual meeting, the aforementioned deadlines for stockholder proposals will be adjusted consistent with Rule 14a-8 promulgated under the Exchange Act and the Company’s bylaws.

Other Matters

The board of directors currently knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 16, 2013.

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, are available at http://www.boydgaming.com/proxymaterials. Paper copies will be provided to a stockholder without charge upon written request to Boyd Gaming Corporation, 3883 Howard Hughes Parkway, Ninth Floor, Las Vegas, Nevada 89169, (702) 792-7200, Attn: David Strow, Director Corporate Communications.

BOYD GAMING CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 16, 2013

11:00 a.m. (local time)

Gold Coast Hotel and Casino

4000 W. Flamingo Road

Las Vegas, Nevada 89103

Boyd Gaming Corporation 3883 Howard Hughes Parkway, Ninth Floor Las Vegas, Nevada 89169	proxy

This proxy is solicited by the board of directors for use at the Boyd Gaming Corporation Annual Meeting of Stockholders on Thursday, May 16, 2013.

The undersigned hereby appoints William S. Boyd and William R. Boyd (collectively, the “Proxies”), or either of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders (the “Annual Meeting”) of Boyd Gaming Corporation, a Nevada corporation (the “Company”), to be held on Thursday, May 16, 2013 at 11:00 a.m., local time, at Gold Coast Hotel and Casino, 4000 W. Flamingo Road, Las Vegas, Nevada 89103, and at any adjournments or postponements thereof. SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

TO ACCESS THE COMPANY’S ANNUAL REPORT AND PROXY STATEMENT MATERIALS ONLINE GO TO: http://www.boydgaming.com/proxymaterials

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD

PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

See reverse for voting instructions.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/byd Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 15, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 15, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Unanimously Recommends a Vote

FOR all of the Director Nominees identified in Proposal 1, and FOR Proposal 2.

1.	Election of	01 Robert L. Boughner	05 Thomas V. Girardi	09 Keith E. Smith	☐	Vote FOR	☐	Vote WITHHELD
	directors:	02 William R. Boyd	06 Marianne Boyd Johnson	10 Christine J. Spadafor		all nominees		from all nominees
		03 William S. Boyd	07 Billy G. McCoy	11 Peter M. Thomas		(except as marked)
		04 Richard E. Flaherty	08 Frederick J. Schwab	12 Veronica J. Wilson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	For	☐	Against	☐	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1, AND FOR PROPOSAL 2.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person.